EXHIBIT 2.04

SALE AND PURCHASE AGREEMENT REGARDING

THE SALE AND PURCHASE OF ALL SHARES IN

Jamba! AG

SALE AND PURCHASE AGREEMENT

(the “AGREEMENT”)

between

1.	Summit Holding GmbH, formerly Topas 30. V V GmbH, having its business seat at Invalidenstr. 112, 10115 Berlin, registered with the commercial register of the local court of Berlin-Charlottenburg under HRB 89697, duly represented by the undersigned,

2.	Akazien GmbH, having its business seat at Weinbergstrasse 22, 16259 Beiersdorf-Freudenberg, registered with the commercial register of the local court of Frankfurt (Oder) under HRB 10058, duly represented by the undersigned;

3.	Media-Saturn-Holding GmbH, having its business seat at Wankelstraße 5, 85046 Ingolstadt, registered with the commercial register of the local court of Ingolstadt under HRB 1123, duly represented by the undersigned;

4.	easyTel Telefongesellschaft mbH, having its business seat at Mündelheimer Weg 40, 40472 Düsseldorf, registered with the commercial register of the local court of Düsseldorf under HRB 44703, duly represented by the undersigned;

5.	debitel Mobile Services Holding GmbH, having its business seat at Gropiusplatz 10, 70563 Stuttgart-Vaihingen, registered with the commercial register of the local court of Stuttgart under HRB 23987, duly represented by the undersigned;

6.	Dangaard Telecom GmbH, having its business seat at Industrieweg 10, 24955 Harrislee, registered with the commercial register of the local court of Flensburg under HRB 1767, duly represented by the undersigned;

—	the parties under Nos. 1.-6. are collectively hereinafter referred to as the “SELLERS”—

7.	ZZZ 423 Beteiligungsgesellschaft mbH (in future: VeriSign Germany Holding GmbH), having its current business seat at Eifelweg 10, 73066 Uhingen, registered with the commercial register of the local court of Göppingen under HRB 3854, duly represented by the undersigned;

—	hereinafter referred to as the “PURCHASER”—

8.	VeriSign, Inc., having its business seat at 487 E. Middlefield Road, Mountain View, CA 94043, U.S.A., duly represented by the undersigned, as guarantor of the obligations of the PURCHASER hereunder;

—	hereinafter referred to as “VERISIGN” or the “GUARANTOR”—

9.	Marc Samwer, having his residency at Akazienalle 32, 14050 Berlin;

10.	Oliver Samwer, having his residency at Gartenstraße 3c, 10115 Berlin;

—	the parties at Nos. 9. and 10. are collectively also hereinafter referred to as the “SAMWER BROTHERS”—

11.	Alexander Samwer, having his residency at c/o Gartenstraße 3c, 10115 Berlin;

SELLERS, PURCHASER and SAMWER BROTHERS are hereinafter referred to individually as “PARTY” and jointly as “PARTIES”.

I.    LIST OF CONTENTS

II.    DEFINITIONS

“ACCOUNTS”	as described in Section 5.1.13

“AFFILIATES”	as described in Section 5.1.31.10

“AGREEMENT”	this sale and purchase agreement

“AKAZIEN PURCHASE PRICE PORTION”	as described in Section 8

“ASSETS”	as described in Section 5.1.20

“CLOSING ACCOUNTS”	as described in Section 3A.1

“CLOSING ACCOUNT MONTH END”	as described in Section 3A.1

“CLOSING BALANCE SHEET”	as described in Section 3A.1

“CLOSING DATE”	as described in Section 16.1

“CLOSING EQUITY”	as described in Section 5.1.11

“CLOSING MEASURES”	as described in Section 16.2

“COMPANY”	as described in the Preamble

“COMPETITIVE ACTIVITIES”	as described in Section 12.1

“DEMINIMIS CAP”	as described in Section 6.4

“EMPLOYEES”	as described in Section 5.1.34

“ESCROW AGREEMENT”	as described in Section 2.2.9

“ESCROW AGENT”	as described in Section 3.2 (c)

“ESCROW FUND”	as described in Section 3.2 (c)

“IMPORTANT AGREEMENTS”	as described in Section 5.1.31

“INDIVIDUAL PURCHASE PRICE PORTION”	as described in Section 3.2

“INTELLECTUAL PROPERTY RIGHTS”	as described in Section 5.1.28

“INTERIM ACCOUNTS”	as described in the Preamble

“INVESTMENT REPRESENTATION LETTERS”	as described in Section 2.2.8

“KNOWLEDGE”	as described in Section 5.4

“LIABILITY CAP”	as described in Section 6.6

“LITIGATION”	as described in Section 5.1.53

“MATERIAL ADVERSE CHANGE”	as described in Section 2.2.5

“NEUTRAL AUDITOR”	as described in Section 3A.4

“PUBLIC SUBSIDIES”	as described in Section 5.1.65

“PURCHASE PRICE”	as described in Section 3.1

“PURCHASER’S AUDITOR”	as described in Section 3A.2

“REFERENCE PRICE”	as described in Section 3.2 (b)

“RESTRICTED ACCOUNT”	as described in Section 8.1

“RESTRICTED VERISIGN COMMON STOCK”	as described in Section 8.1

“REVISED CLOSING ACCOUNTS”	as described in Section 3A.3

“SELLERS REPRESENTATIVE”	as described in Section 19.2

“SELLERS SPECIAL ESCROW”	as described in Section 3.3.(a)

“SHARES”	as described in Section 2.1

“SIGNING DATE”	as described in Section 5.1

“SPECIAL REPRESENTATIONS”	as described in Section 6.6

“SPECIAL TRANSFER RESTRICTION”	as described in Section 8.1

“STOCK OPTIONS”	as described in Section 1.2

“STOCK OPTION HOLDERS”	as described in Section 1.2

“STOCK OPTION PLAN”	as described in Section 1.2

“SUBSCRIPTION CUSTOMERS”	as described in Section 5.1.26

“SUBSIDIARIES”	as described in Section 5.1.59

“TAKEOVER PROPOSAL”	as described in Section 11.2

“TAXES”	as described in Section 7.1

“TAX RETURNS”	as described in Section 5.1.55

“TRANSACTION FEE ACCOUNT”	as described in Section 3.3 b)

“2002 ACCOUNTS”	as described in Section 5.1.13

“2003 ACCOUNTS”	as described in Section 5.1.13

“VERISIGN COMMON STOCK”	as described in Section 3.2 (b)

III.

IV.

V.    PREAMBLE

1.	WHEREAS, Jamba! AG (the “COMPANY”) is a German stock corporation (Aktiengesellschaft) with its registered seat in Cologne and its main office in Berlin, registered with the commercial register of the local court of Cologne under HRB 33871.

2.	WHEREAS, the shares in the COMPANY are registered shares with restricted transferability (vinkulierte Namensaktien). No share certificates have been issued by the COMPANY representing the shares (nicht verbrieft). The share capital of EUR 2,000,000 (in words: Euro two million) is divided into 2,000,000 registered shares.

3.	WHEREAS, the shares in the COMPANY are currently held as set forth in Section 2.1.

4.	WHEREAS, the PURCHASER is an affiliate of VERISIGN within the meaning of Section 15 et seq. of the German Stock Corporation Act (AktG).

5.	WHEREAS, the SELLERS intend to sell and assign to the PURCHASER and the PURCHASER intends to purchase from the SELLERS all outstanding shares in the COMPANY.

6.	WHEREAS, the COMPANY has prepared consolidated interim accounts (Konzernquartalsbericht) as per March 31, 2004, consisting of a consolidated balance sheet (Bilanz) and a consolidated profit and loss statement (Gewinn und Verlustrechnung) and notes thereto (the “INTERIM ACCOUNTS”).

NOW, therefore, subject to and on the terms and conditions set forth herein, the PARTIES agree as follows:

VI.

VII.    § 1

COMPANY

1.1	The COMPANY is a stock corporation duly incorporated and existing under the laws of the Federal Republic of Germany with its registered seat in Cologne and its main office in Berlin. It is registered in the commercial register of the local court of Cologne under HRB 33871.

1.2	The registered share capital (Grundkapital) of the COMPANY amounts to EUR 2,000,000 (in words: Euro two million). The SELLERS are the sole shareholders of the COMPANY. The SELLERS hold 2,000,000 registered shares (Namensaktien) with a calculated share in the share capital of EUR 1 each. No share certificates have been issued by the COMPANY representing the shares. Pursuant to its Mitarbeiterbeteiligungsprogramm I der Jamba! AG (Aktienoptionsbedingungen) dated March 2001 (the “STOCK OPTION PLAN”), the COMPANY has granted 57,610 subscription rights (Bezugsrechte) to EMPLOYEES (the “STOCK OPTIONS”) as set forth in APPENDIX 1.2 (the “STOCK OPTIONS HOLDERS”), of which none have yet been exercised. For this purpose, the COMPANY has available conditional share capital of EUR 105,263 (bedingtes Kapital), none of which has yet been effected. Further, until August 10, 2005, the COMPANY’s management board (Vorstand) is authorized, with the consent of the COMPANY’s supervisory board (Aufsichtsrat), to increase the COMPANY’s share capital by up to EUR 1,000,000 by issuing up to 1,000,000 shares (genehmigtes Kapital), none of which has yet been effected.

VIII.    § 2

SALE AND TRANSFER OF OWNERSHIP

2.1	The SELLERS herewith sell (verkaufen) and assign (treten ab), each individually, to the PURCHASER the shares in the COMPANY held by each of them, which in total comprise all of the shares in the COMPANY (the “SHARES”) including all ancillary rights (Nebenrechte) pertaining thereto subject to Section 2.2. The PURCHASER herewith purchases and accepts the assignment of the SHARES from the SELLERS in accordance with the foregoing sentence and subject to Section 2.2. Profits (Gewinne) earned in the current fiscal year of the COMPANY as well as profits of prior fiscal years not distributed to shareholders of the COMPANY, shall belong to the PURCHASER, unless and as far as provided otherwise in the AGREEMENT.

The individual SHARES sold and assigned by the SELLERS to the PURCHASER are as follows:

	Shares	Percentage	Share Numbers
Summit Holding GmbH	1.120.000	56%	1-227882
			1350001-1449580
			1449581-1505900
			1505901-1539440
			1539441-1546420
			1546421-1582613
			300001-500163
			600001-730874
			800001-831818
			850001-1146650

Media-Saturn-Holding GmbH	256.182	12,81%	227883-300000
			1582614-1584033
			1584034-1586193
			1586194-1766677

easyTel Telefongesellschaft mbH	128.506	6,43%	730875-800000
			1766678-1826057

debitel Mobile Services Holding GmbH	200.679	10,03%	500164-600000
			1826058-1926899
Akazien GmbH	266.760	13,34%	1146651-1350000
			1936591-2000000

Dangaard Telecom GmbH	27.873	1,39%	831819-850000
			1926900-1936590
Total	2.000.000	100%

2.2	The assignment of the SHARES becomes effective as soon as the last of the conditions precedent listed in the following sentence has been fulfilled. The assignment of the SHARES is subject to the conditions precedent (aufschiebende Bedingungen) within the meaning of Section 158 para. 1 German Civil Code (BGB) that

2.2.1	payment and deliverance of the PURCHASE PRICE in accordance with Section 3.2 lit. a), b) and c) has been made;

2.2.2	the shareholder’s meeting (Hauptversammlung) and the management board (Vorstand) of the COMPANY have approved the sale and the assignment of the SHARES to the PURCHASER;

2.2.3	the transaction, to the extent that it is subject to mandatory pre-merger notification, has been cleared by the competent competition authorities in the relevant jurisdiction or is deemed to be cleared due to the expiry of the relevant waiting periods;

2.2.4	the service agreements of the members of the management board of the COMPANY have been amended by the agreements in the form attached as APPENDIX 2.2.4.1;

2.2.5	there has been (i) no termination or material modification (which is adverse to the COMPANY) of any of the agreements listed in APPENDIX 2.2.5 and (ii) no event, condition or development between January 1, 2004 and the CLOSING DATE which has had or could reasonably be expected to have a material adverse effect to the business, property, assets, liabilities or condition (financial or otherwise) (in each case as compared with the status as reflected in the 2003 ACCOUNTS) of the COMPANY and its SUBSIDIARIES taken as a whole (any such termination, modification or event shall be referred to hereinafter as “MATERIAL ADVERSE CHANGE”) and the PURCHASER shall have received a written certificate dated as of the CLOSING DATE of the SELLERS and the SAMWER BROTHERS to the forgoing effect; provided, however, that for all purposes of this AGREEMENT none of the following shall be deemed in themselves, either alone or in combination, to constitute, (and none of the following shall be taken into account in determining whether there has been, a MATERIAL ADVERSE CHANGE): (i) any adverse changes, events, developments or effects arising from or relating to general business or economic conditions or the general conditions of the industry in which the COMPANY or its SUBSIDIARIES participates which are not specific to the COMPANY or its SUBSIDIARIES, (ii) any outbreak or escalation of hostilities involving the United States or Europe or the occurrence of any act of terrorism, (iii) any adverse change, result, event, development or effect arising from or relating to any change in International Accounting Standards (“IAS”), or (iv) any adverse changes, events, developments or effects solely attributable to the execution or announcement of this AGREEMENT.

2.2.6	The SELLERS and the SAMWER BROTHERS shall have performed in all material respects all agreements, covenants and obligations required to be performed under this AGREEMENT on or prior to the CLOSING DATE, and PURCHASER shall have received a written certificate dated as of the CLOSING DATE of the SELLERS and the SAMWER BROTHERS to the forgoing effect;

2.2.7	the representations and warranties contained in Section 5 of the AGREEMENT are still true and accurate as at the CLOSING DATE, and PURCHASER shall have received a written certificate dated as of the CLOSING DATE of the SELLERS and the SAMWER BROTHERS to the forgoing effect;

2.2.8	PURCHASER shall have received an executed counterpart of the investment representation letter executed by each of the SELLERS in the form as attached as APPENDIX 2.2.8 (the “INVESTMENT REPRESENTATION LETTERS”);

2.2.9	the SELLERS REPRESENTATIVE on behalf of the SELLERS and the PURCHASER have executed the agreement on an escrow with respect to the ESCROW FUND (the “ESCROW AGREEMENT”) substantially in the form attached hereto as APPENDIX 2.2.9;

2.2.10	the SELLERS are not subject to any insolvency or insolvency plan proceedings or similar proceedings and no application has been filed for commencement of any such proceedings;

2.2.11	the SELLERS and the PURCHASER have executed the agreement on registration rights substantially in the form attached hereto as APPENDIX 2.2.11;

2.2.12	the PURCHASER has entered into the limited guaranty with Summit Ventures VI – A, L.P., Summit Ventures VI – B, L.P., Summit VI Entrepreneurs Fund, L.P., Summit VI Advisors Fund, L.P., Summit Ventures V, L.P., Summit V Companion Fund, L.P., Summit V Advisors Fund, L.P., Summit V Advisors Fund (QP), L.P. Summit Investors VI, L.P., substantially in the form attached hereto as APPENDIX 2.2.12 and such Summit Funds have supplied sufficient proof for their incorporation and representation.

2.2.13	SELLERS, as far as they are represented pursuant to a power of attorney, have provided to the PURCHASER (i) certified (notariellbeglaubigte) copies of the original powers of attorney which certified copies shall carry signatures certified by a German notary of the persons who signed the original powers of attorneys and (ii) the original power of attorney of Alexander Samwer has been delivered to the PURCHASER.

2.3	The SELLERS and the PURCHASER shall inform each other in writing without undue delay as soon as any of the conditions precedent set forth in Sections 2.2.2 to 2.2.4, inclusive, have been satisfied. The PURCHASER and the SELLERS shall sign a joint protocol as set out in APPENDIX 16.3 confirming that the conditions precedent listed in Sections 2.2.2 to 2.2.13, inclusive, have been fulfilled attaching the respective documents evidencing the fulfillment of the respective condition precedent.

2.4	The PURCHASER can waive the conditions precedent set forth in Sections 2.2.4 to 2.2.10, inclusive, in its free discretion.

IX.     § 3

PURCHASE PRICE

3.1	The aggregate purchase price for the SHARES shall be USD ($) 273,291,691 (in words: USD two hundred seventy three Million two hundred and ninety one thousand six hundred and ninety one) consisting of cash and VERISIGN COMMON STOCK and shall be paid as set out in Section 3.2 lit. a), b) and c) (the “PURCHASE PRICE”).

3.2	The PURCHASE PRICE shall be paid on the CLOSING DATE and shall be paid and delivered, as the case may be, by the PURCHASER to each of the SELLERS in accordance with the number of shares in the COMPANY sold and assigned to the PURCHASER by each of the SELLERS (the “INDIVIDUAL PURCHASE PRICE PORTION”). The PURCHASE PRICE shall consist of the following elements:

(a)	PURCHASER shall pay an aggregate amount of USD 177,639,599.15 (in words: USD one hundred seventy-seven Million six hundred and thirty nine thousand five hundred and ninety nine and fifteen cents) in cash to the SELLERS divided among them in accordance with their INDIVIDUAL PURCHASE PRICE PORTION;

(b)	PURCHASER shall deliver to the SELLERS a promise in the form attached hereto as APPENDIX 3.2 b) to deliver certificates evidencing unregistered VERISIGN common stock, USD .001 par value (the “VERISIGN COMMON STOCK”) within five (5) business days after the CLOSING DATE, having an aggregate value of USD 68,322,922.75 (in words: USD sixty eight Million three hundred twenty two thousand nine hundred twenty two and seventy five cents) divided among them in accordance with their INDIVIDUAL PURCHASE PRICE PORTION. The VERISIGN COMMON STOCK shall consist of a number of VERISIGN common stock determined by taking the average of the closing prices of VERISIGN COMMON STOCK on the Nasdaq National Market as reported on www.nasdaq.com during the 10 consecutive trading days ending on the trading day preceding the CLOSING DATE (the “REFERENCE PRICE”) and dividing the amount of USD 68,322,922.75 by such REFERENCE PRICE and rounding up to the next share in case the calculated number included a fraction of a share; and

(c)	PURCHASER shall deliver to the SELLERS a promise in the form attached hereto as APPENDIX 3.2 b) to deliver in accordance with the ESCROW AGREEMENT certificates evidencing unregistered VERISIGN COMMON STOCK having an aggregate value of USD 27,329,169.10 (in words: USD twenty-seven Million three hundred and twenty nine thousand one hundred and sixty nine and ten cents) (the “ESCROW FUND”) within five (5) business days after the CLOSING DATE, to the escrow agent described in the ESCROW AGREEMENT (the “ESCROW AGENT”), it being understood that such number of VERISIGN COMMON STOCK are to be determined in accordance with the REFERENCE PRICE.

3.3	The cash portion of the PURCHASE PRICE according to Section 3.2 lit. a) shall be divided among the individual SELLERS in accordance with their INDIVIDUAL PURCHASE PRICE PORTION and paid to them as follows:

a)	The SELLERS hereby direct that an aggregate amount of USD 4,500,000 shall be paid by PURCHASER to an escrow account (the “SELLERS SPECIAL ESCROW”) designated in writing to PURCHASER by SELLERS REPRESENTATIVE prior to the CLOSING DATE. The amount paid to the SELLERS SPECIAL ESCROW is a conditional component of the PURCHASE PRICE to be paid either to the SELLERS or to Akazien GmbH in proportion to their respective INDIVIDUAL PURCHASE PRICE PORTION pursuant to the terms and conditions of the escrow agreement pursuant to which the SELLERS SPECIAL ESCROW has been established. The PURCHASER shall have no liability with respect to amounts paid under this Section 3.3 lit. (a) after payment is made to the SELLERS SPECIAL ESCROW.

b)	The SELLERS hereby direct that a further aggregate amount of USD 4,250,000 shall be paid to an account (the “TRANSACTION FEE ACCOUNT”) designated by the SELLERS REPRESENTATIVE to be used to fund payment of transaction fees and expenses payable by the SELLERS with respect to the transaction described in this Agreement, and to fund expenses incurred by the SELLERS REPRESENTATIVE in his capacity as such. The PURCHASER shall have no liability with respect to amounts paid to the TRANSACTION FEE ACCOUNT once paid to such TRANSACTION FEE ACCOUNT.

(c)	An amount equal to USD 168,889,599.15 (total cash after deducting payments described in paragraphs (a) and (b)) shall be paid to the SELLERS, in proportion to their INDIVIDUAL PURCHASE PRICE PORTION, to such accounts as the SELLERS may designate to the Purchaser in writing prior to the CLOSE DATE.

3.4	Each of the SELLERS is obligated to immediately inform the PURCHASER of the reception of their respective INDIVIDUAL PURCHASE PRICE PORTION.

X.    § 3 A

CLOSING ACCOUNTS

3A.1	SELLERS shall instruct the management of the COMPANY to prepare consolidated accounts of the COMPANY and its subsidiaries (the “CLOSING ACCOUNTS”) consisting of a balance sheet (Bilanz) (the “CLOSING BALANCE SHEET”) as of the CLOSING DATE. However, if the assignment of the SHARES according to Section 2.2 becomes effective within five days before or following the lapse of a calendar month (Monatsende) (“CLOSING ACCOUNT MONTH END”) then the CLOSING ACCOUNTS shall be prepared at per the CLOSING ACCOUNT MONTH END.

3A.2	The CLOSING ACCOUNTS shall be prepared by the management of the COMPANY in accordance with IAS observing evaluation and accounting consistency with the INTERIM ACCOUNTS; provided, however, that in preparing the CLOSING ACCOUNTS bonuses in the aggregate amount of USD 1,708,309 paid with respect to the period prior to the CLOSING DATE shall be added back to the assets of the COMPANY. SELLERS shall further instruct the management of the COMPANY to deliver the CLOSING ACCOUNTS within 25 business days following the date as of which the CLOSING ACCOUNTS are prepared to the PURCHASER and an auditor designated before by the PURCHASER in writing (the “PURCHASER’s AUDITOR”) as well as to SELLERS. PURCHASER’s AUDITOR and SELLERS shall receive all necessary assistance and are be given access to personnel and all relevant documentation of the COMPANY for the purpose of reviewing the CLOSING ACCOUNTS.

3A.3	The calculation of the CLOSING EQUITY will finally and with binding effect be based on the CLOSING ACCOUNTS to the extent that neither SELLERS, nor PURCHASER within 45 days after delivery of the CLOSING ACCOUNTS to SELLERS and PURCHASER, provides the respective other party with a written report asserting that the CLOSING ACCOUNTS do not meet the provisions of this AGREEMENT by way of stating specific objections to that effect and presenting revised CLOSING ACCOUNTS (the “REVISED CLOSING ACCOUNTS”).

3A.4	If and to the extent the SELLERS and the PURCHASER do not, within 30 days after delivery of the REVISED CLOSING ACCOUNTS, reach AGREEMENT on final and binding CLOSING ACCOUNTS, then each, SELLERS and PURCHASER, shall be entitled to present the matter to the Institut der Wirtschaftsprüfer, Düsseldorf, which shall appoint an audit company that acts as a neutral audit company (herein “NEUTRAL AUDITOR”). The NEUTRAL AUDITOR shall, within 45 days thereafter, determine the disputed issues, taking into consideration the provisions and principles in this Section 3 A, unless PURCHASER and SELLERS jointly provide the Neutral Auditor with written instructions to act otherwise. The Neutral Auditor shall keep within the range of the values allocated to the disputed issues by the parties. The Neutral Auditor’s decision with regard to the form and content of the CLOSING ACCOUNTS shall form the final and binding basis for the calculation of the CLOSING EQUITY. The Neutral Auditor shall act as expert and not as arbitrators.

3A.5	The relevant party shall bear the costs for the preparation of REVISED CLOSING ACCOUNTS. The costs for the Neutral Auditor shall be borne by SELLERS and PURCHASER according to Section 91 et seq. German Civil Procedure Code (ZPO) according to the proportion of their loss (unterliegen). The Neutral Auditor shall also decide on the (proportionate) costs.

XI.

XII.    § 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE GUARANTOR

4.1	Each of the PURCHASER and the GUARANTOR represents and warrants in the form of an independent promise of guarantee (selbständiges Garantieversprechen) within the meaning of Sec. 311 para. 1 German Civil Code (BGB) that the following statements are true and accurate as of the SIGNING DATE and the CLOSING DATE:

4.1.1	Each of the PURCHASER and the GUARANTOR have all necessary authority, including any required board approvals, to enter into and to perform this AGREEMENT. The execution and performance of this AGREEMENT will neither violate any legal duty nor breach any contractual obligation binding any of the PURCHASER and the GUARANTOR. The PURCHASER can freely acquire the SHARES sold and assigned pursuant to AGREEMENT and the purchase and acquisition does not require the approval of any third party with the exception of the clearance in Sec. 2.2.3.

4.1.2	The PURCHASER is a limited liability company (GmbH) duly incorporated and existing under the laws of Federal Republic of Germany and an affiliate of VERISIGN within the meaning of Section 15 et seq. of the German Stock Corporation Act (AktG).

4.1.3	The GUARANTOR is a Delaware incorporation duly incorporated and existing under the laws of Delaware, United States of America.

4.2	Section 442 German Civil Code (BGB) and Sections 377, 378 German Commercial Code (HGB) shall not apply.

XIII.    § 5

REPRESENTATIONS AND WARRANTIES

5.1	The SELLERS and the SAMWER BROTHERS represent and warrant in the form of an independent promise of guarantee (selbständiges Garantieversprechen) within the meaning of Section 311 para. 1 German Civil Code (BGB) that the following statements are true, accurate and not misleading as of the signing of this AGREEMENT (the “SIGNING DATE”) and the CLOSING DATE, unless stated

otherwise in this Section 5.1. For the avoidance of doubt it is hereby clarified that this independent guarantee shall under no circumstances be interpreted as or deemed to be meant a guarantee according to Section 443 para 1 German Civil Code (BGB) (Garantie über die Beschaffenheit); Section 444 second alternative German Civil Code which inter alia restricts validity of limitations of liability with regard to such a guarantee (Garantie für die Beschaffenheit der Sache) shall not be applied thereto, neither directly nor mutatis mutandis. The PARTIES acknowledge that a disclosure by the SELLERS in an appendix shall not be deemed an acknowledgement of materiality to any third party.

(SELLERS and COMPANY)

5.1.1	Such SELLER has all necessary authority, including any required board approvals, to enter into and to perform this AGREEMENT. The execution and performance of this AGREEMENT by such SELLER will neither violate any legal duty nor breach any contractual obligation binding such SELLER or the COMPANY. Such SELLER can freely dispose of the SHARES sold and assigned by it pursuant to this AGREEMENT and the sale and assignment by such SELLER does not require the approval of any third party, with the exception of the clearance in Section 2.2.3. The spouse (Ehegatte) of Marc Samwer has consented to the sale and assignment of the SHARES held by Akazien GmbH and her consent is attached as APPENDIX 5.1.1.

5.1.2 (a)	Such SELLER holds the legal title to the SHARES being sold and assigned by it. The SHARES are free of any encumbrances or other rights of third parties. In particular, there exist no liens (Pfandrechte), life interests (Niessbräuche), trustee agreements (Treuhandverhältnisse), silent partnerships (stilleGesellschaften), sub participations (Unterbeteiligungen) or comparable rights of third parties, nor do restitution rights, pre-emption rights or options or other rights to purchase such SHARES exist unless fully disclosed in APPENDIX 5.1.2.

(b)	There exist no agreements or rights to acquire or subscribe for any of the capital stock or other securities of the COMPANY other than the STOCK OPTIONS listed in APPENDIX 5.1.2. None of the STOCK OPTIONS listed in APPENDIX 5.1.2 may be exercised without the approval of the supervisory board of the COMPANY.

5.1.3	The statements made in Section 1 of this AGREEMENT are complete and accurate.

5.1.4	The COMPANY is a German stock corporation (Aktiengesellschaft) duly incorporated and existing under the laws of the Federal Republic of Germany.

5.1.5	APPENDIX 5.1.5 to this AGREEMENT contains the complete and current articles of association (Satzung) of the COMPANY.

5.1.6	APPENDIX 5.1.6 to this AGREEMENT contains a complete and current excerpt from the commercial register (Handelsregisterauszug) of the COMPANY. All and any notices, resolutions and other documents have been duly filed, as mandatory, with the commercial register. No shareholders resolutions amending the articles of association and no legal acts exist which would require registration but have not yet been registered. APPENDIX 5.1.6 furthermore contains a complete and accurate list of all powers of attorneys granted by the COMPANY, other than those shown in the excerpt from the commercial register. The SAMWER BROTHERS and Alexander Samwer are the sole members of the management board of the COMPANY and as per the CLOSING DATE neither of them (i) has been terminated or (ii) has declared the termination with respect to their mandates and/or their service agreements.

5.1.7	The share capital (Grundkapital) of the COMPANY has been properly paid in full. No concealed non-cash capital contributions (verdeckte Sacheinlagen) have been made. No repayments (Rückzahlungen) of the share capital have been made, whether open or concealed. There are no other shareholders apart from the SELLERS. The SHARES constitute the entire share capital of the COMPANY and have been validly issued. For the avoidance of doubt it is hereby clarified that the transactions described in APPENDIX 5.1.7 shall not be deemed a violation of this Section 5.1.7.

5.1.8	All provisions of the German Stock Corporations Act (AktG) have been complied with, in particular (without limitation) in relation to any capital increase, capital decrease or similar procedure affecting the share capital or profit distributions.

5.1.9	Neither the COMPANY nor to the KNOWLEDGE of the SELLERS any of the SELLERS are subject to any insolvency or insolvency plan proceedings or similar proceedings and no application has been filed for commencement of any such proceedings and to the KNOWLEDGE of the SELLERS there exist no current circumstances which could reasonably lead to any such proceedings with respect to the COMPANY within the next 12 months.

5.1.10	The COMPANY is not a party to any enterprise agreements (Unternehmensverträge) within the meaning of Sections 291 et seq. German Stock Corporation Act (AktG) or a party to any merger or secession agreement (Verschmelzungs- oder Spaltungsverträge) as defined in the German Legal Transformations Act (Umwandlungsgesetz) unless stated in APPENDIX 5.1.10.

5.1.11	The consolidated equity in the CLOSING BALANCE SHEET which comprises subscribed capital, capital reserve, accumulated profit (loss) and translation reserve (the “CLOSING EQUITY”), determined without taking into account any extraordinary actions taken by PURCHASER after the CLOSING DATE and without taking into account legal fees of the law firm Hengeler Mueller in an amount not to exceed EUR 600,000 to affect the CLOSING EQUITY, will amount to not less than EUR 17,365,000 (in words: Euro seventeen million three hundred sixty five thousand).

5.1.12	No member of the management board (Vorstand), supervisory board (Aufsichtsrat), management (Geschäftsführung) or, to the KNOWLEDGE of the SELLERS, any employee for whose acts the COMPANY or any of its SUBSIDIARIES may be liable, is or has been during the last two years involved in civil, criminal or administrative proceedings, including arbitration proceedings, either as plaintiff or defendant having a litigation value (Streitwert) exceeding EUR 50,000 in the individual case and there are no such proceedings pending. Neither the COMPANY nor any of its SUBSIDIARIES nor any current or former employee, officer or agent has been convicted of any offence (Straftat) in relation to the COMPANY or any of its SUBSIDIARIES, and, to the KNOWLEDGE of the SELLERS, no employee or officer has been convicted of any offence which reflects upon his suitability to hold his position or upon the reputation of the COMPANY or any of its SUBSIDIARIES. APPENDIX 5.1.12 to this AGREEMENT contains a complete list of all minutes of the supervisory board (Aufsichtsratsprotokolle) and the management board (Vorstandsprotokolle) of the COMPANY.

(Financial statements)

5.1.13	The consolidated financial statements (Konzernabschluss) (consisting of the consolidated balance sheet, the consolidated profit and loss statement and the notes to the financial statements (Anhang)) and the consolidated statement of affairs (Lagebericht) of the COMPANY and its SUBSIDIARIES for the fiscal years ending December 31, 2002 (the “2002 ACCOUNTS”) and December 31, 2003 (the “2003 ACCOUNTS”) as well as the INTERIM ACCOUNTS and the CLOSING ACCOUNTS (jointly the “ACCOUNTS”) have been prepared in accordance with the International Accounting Standards (IAS) observing evaluation and accounting consistency, are true, correct and complete in all material respects, and provide a fair view of the asset, financial and profit situation of the COMPANY and its SUBSIDIARIES. The 2002 ACCOUNTS and the 2003 ACCOUNTS have been audited by Ernst &Young, contain unqualified audit opinions and are together with the INTERIM ACCOUNTS fully disclosed in APPENDIX 5.1.13.1. The INTERIM ACCOUNTS were prepared observing evaluation and accounting consistency with the 2003 ACCOUNTS. The management of the COMPANY and of each of the SUBSIDIARIES gave a representation that all business activities were included and properly accounted for in the ACCOUNTS, which representations are attached as APPENDIX 5.1.13.2.

All accruals (Rückstellungen) required under IAS consistently applied have been made in the ACCOUNTS including all accruals for royalty payments and other potential claims and obligations regarding intellectual property infringements and any collecting society in Germany or elsewhere (including GEMA fees). Except as disclosed in APPENDIX 5.1.13.3 and except in connection with the bonus payment totaling USD 1,708,309 approved in the minutes of the management board dated 23 May 2004, the COMPANY and its SUBSIDIARIES do not have any liabilities or obligations of any nature which (i) are to be recorded in the 2003 ACCOUNTS or the INTERIM ACCOUNTS under IAS consistently applied and are not disclosed, reflected or reserved against in the 2003 ACCOUNTS or the INTERIM ACCOUNTS, (ii) were incurred outside the ordinary course of business consistent with past practice after December 31, 2003, or (iii) were incurred in violation of the AGREEMENT.

Unless otherwise stated in APPENDIX 5.1.13.4, the books, records and accounts of the COMPANY and its SUBSIDIARIES (i) are in all material respects true, complete and accurate, (ii) have been maintained consistent with prior years, (iii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of their assets and properties and (iv) accurately and fairly reflect the basis for the ACCOUNTS in all material respects in accordance with IAS. The COMPANY and its SUBSIDIARIES have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances that, with respect to the COMPANY and its SUBSIDIARIES (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IAS and to maintain accountability for assets and (iii) the amount recorded for assets on the books and records of COMPANY and its SUBSIDIARIES is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

5.1.14	The consolidated equity (Eigenkapital) of the COMPANY under IAS and the respective equity of the SUBSIDIARIES shown in the 2003 ACCOUNTS and the INTERIM ACCOUNTS are reported correctly.

5.1.15	No circumstances have occurred after December 31, 2003, that were relevant for valuation purposes for the fiscal year ending December 31, 2003 (bewertungserhebliche Umstände nach dem Bilanzstichtag).

5.1.16	As of the SIGNING DATE there are no loans (Darlehenforderungen), other receivables (Forderungen) or obligations (Verbindlichkeiten) of the COMPANY towards a SUBSIDIARY (other than those which are eliminated in the consolidation of the ACCOUNTS) or the SELLERS, the SAMWER BROTHERS or Alexander Samwer unless stated in APPENDIX 5.1.16.

5.1.17	The COMPANY has not given any support letters (Patronatserklärungen) or similar statements other than those stated in the 2003 ACCOUNTS.

5.1.18	No advances (Vorschüsse), credits or contingencies and commitments (Haftungsverhältnisse) have been made by the COMPANY or its SUBSIDIARIES that have not been accrued under IAS consistently applied in the INTERIM ACCOUNTS or the CLOSING DATE ACCOUNTS.

5.1.19	There exist no convertible or other debt securities, nor any derivative financing instruments (derivative Finanzinstrumente) of the COMPANY or its SUBSIDIARIES.

(Assets)

5.1.20	With the exception of the assets listed in APPENDIX 5.1.20 the COMPANY and its SUBSIDIARIES hold legal title to and are the beneficial owner of all material assets (including but not limited to all fixed assets (Anlagevermögen), it being understood that for purposes of this Section 5.1.20 an asset shall be considered material if its book value exceeds EUR 2,500, and working assets (Umlaufvermögen) required or used in the business operations of the COMPANY and its SUBSIDIARIES (the “ASSETS”). The COMPANY or its SUBSIDIARIES lawfully use the assets listed in APPENDIX 5.1.20 based on lease agreements or other agreements that grant them a right of use. The ASSETS and the leased assets comprise all assets required to permit the COMPANY and its SUBSIDIARIES to carry on their business operations in the ordinary course of business in substantially the same fashion and manner as before the CLOSING DATE. All ASSETS are contained in the 2003 ACCOUNTS and the INTERIM ACCOUNTS. The ASSETS and the assets listed in APPENDIX 5.1.20 have been duly maintained and are in all respects in a due and proper state and condition, taking into consideration ordinary wear and tear, which permits to carry on the business operations of the COMPANY and its SUBSIDIARIES in the ordinary course of business in substantially the same fashion and manner as before the CLOSING DATE unless stated in APPENDIX 5.1.20. The ASSETS are free of any encumbrances as well as any other rights granted to third parties with the exception of:

a)	assets which have been sold in the ordinary course of business since the 2003 ACCOUNTS;

b)	assets which are subject to statutory liens or retention rights (gesetzliche Pfand- oder Zurückbehaltungsrechte).

5.1.21	The COMPANY and its SUBSIDIARIES do not hold title to any real property (Grundstücke).

5.1.22	The receivables shown in the 2003 ACCOUNTS and the INTERIM ACCOUNTS arose in the ordinary course of business and are properly reflected in accordance with IAS consistently applied. In the 2003 ACCOUNTS and the INTERIM ACCOUNT the COMPANY and its SUBSIDIARIES has not accounted any failed collections from SUBSCRIPTION CUSTOMERS (see Section 5.1.26) as account receivables (Forderungen).

5.1.23	The COMPANY and its SUBSIDIARIES are not restricted in using the ASSETS required for the continuation of the business operation.

(Business Operation)

5.1.24	The COMPANY or its SUBSIDIARIES have not incurred any expenses, costs, fees and charges of advisors other than fees towards Corporate Finance Partners in the amount of EUR 2.000.000 and Deutsche Bank Securities Inc. in connection with this agreement.

5.1.25	The COMPANY has no outstanding loans (Darlehen) to or entered as creditor into credit agreements with third parties which are currently in effect unless stated in APPENDIX 5.1.25. No refund obligations exist on the COMPANY or its SUBSIDIARIES’ part with regard to any down payments received in relation to any orders.

5.1.26	The COMPANY and its SUBSIDIARIES have concluded agreements with customers substantially on the basis of terms as set out in APPENDIX 5.1.26.1. The terms used by the COMPANY and its SUBSIDIARIES as well as the procedures to enter into such agreements and to process payment under the agreements comply with all applicable laws in all material aspects.

Processes for signing up for a subscription vary from country to country, from carrier to carrier, from customer group (prepaid customers versus contract customers) to customer group and from medium to medium (SMS, Internet, WAP). Each carrier and country has different regulations and restrictions for marketing, billing and contractual conclusion of subscriptions. Generally, the contractual restrictions and regulations of carriers and the statutory regulations of a country with regards to subscriptions via SMS, Internet or WAP change permanently and rapidly. Since November 2003 the German carriers T-Mobile, Vodafone and E-Plus and since May 2004 the carrier o2 require for the conclusion of subscription a subscription confirmation SMS as a so-called “hand shake procedure”. As part of the hand shake procedure the COMPANY and its SUBSIDIARIES provide via SMS all necessary information including the information about the terms and conditions of the subscription and the monthly charge to the customer as required by the carriers. Since November 2003 (T-Mobile, Vodafone and E-Plus) and since May 2004 (o2) these German carriers require the hand shake procedure and since then no subscription agreement ordered via SMS has been concluded without the customer receiving such information and replying with an opt-in to conclude the subscription agreement. The COMPANY and its SUBSIDIARIES comply with all obligations under all contracts with carriers the COMPANY and its SUBSIDIARIES have entered into.

APPENDIX 5.1.26.2 sets out the actual lists as of April 30, 2004, of numbers of customers (the “SUBSCRIPTION CUSTOMERS”) of the COMPANY and its SUBSIDIARIES with valid subscription agreements distinguishing between the type of agreement and the amount of monthly payments. The list provides for the number of monthly deletions, net take up and totals.

The COMPANY and its SUBSIDIARIES delete SUBSCRIPTION CUSTOMERS for failed collection in the immediately prior three months provided that any further attempts to collect the full charge following the first attempt at the regular payment date fail within this time period. SUBSCRIPTION CUSTOMERS challenging a charge made to their mobile phone bill get deleted without undue delay following the notice of such challenge by the carrier to the COMPANY or its SUBSIDIARIES. SUBSCRIPTION CUSTOMERS also get deleted without undue delay following a termination or complaint about validity of the subscription by the SUBSCRIPTION CUSTOMERS. Any deleted SUBSCRIPTION CUSTOMERS does not count as SUBSCRIPTION CUSTOMERS in the month following the month of deletion unless the customer enters into a new subscription for that month. These deletion rules are applied for and reflected in the lists provided in APPENDIX 5.1.26.2.

5.1.27	The COMPANY and it SUBSIDIARIES have registered the short numbers detailed in APPENDIX 5.1.27.

(Intellectual Property Rights)

5.1.28	APPENDIX 5.1.28.1 to this AGREEMENT contains a complete and accurate list of all intellectual property rights (patents (Patente), trademarks (Marken), utility models (Gebrauchsmuster), design patents (Geschmacksmuster), copyrights (Urheberrechte), software and other intellectual property rights as well as rights to domain names), which are owned by the COMPANY or its SUBSIDIARIES or for which an application for registration has been filed by the COMPANY or its SUBSIDIARIES, as well as rights to which the COMPANY or its SUBSIDIARIES have been granted a right to use (Nutzungsrecht), including a list of license agreements, but excluding licenses for off the shelf products or shrink wrap used by the COMPANY or its SUBSIDIARIES (the “INTELLECTUAL PROPERTY RIGHTS”). Except for the INTELLECTUAL PROPERTY RIGHTS listed in APPENDIX 5.1.28.1, the COMPANY or its SUBSIDIARIES do not use other intellectual property rights for their business operation or the sale of its products and services. The COMPANY or its SUBSIDIARIES have the necessary INTELLECTUAL PROPERTY RIGHTS for their business operation or the sale of its products and services as listed in APPENDIX 5.1.28.1 hereto and have made all required license payments in connection with the INTELLECTUAL PROPERTY RIGHTS.

All material rights in employee inventions were validly transferred to the COMPANY or its SUBSIDIARIES and there are no outstanding payments in compensation for the transfer of such rights. No compensation claim pursuant to the German Employees Inventions Act (Arbeitnehmererfindungsgesetz) or any similar law has been or is to the KNOWLEDGE of the SELLERS likely to be asserted against the COMPANY or its SUBSIDIARIES unless stated in APPENDIX 5.1.28.2.

Copyright licenses in the music and content areas (Musikbereich und Contentbereich) are of material importance to the business operations of the COMPANY and its SUBSIDIARIES and the COMPANY and its SUBSIDIARIES have concluded numerous license agreements in these areas to secure its offer-portfolio (Angebots-Portfolio) to customers. The COMPANY and its SUBSIDIARIES are not dependent on any single music or content provider with which they have concluded a license agreement.

The COMPANY and its SUBSIDIARIES have developed INTELLECTUAL PROPERTY RIGHTS for the business operations of the COMPANY and its SUBSIDIARIES. Such development took place solely by employees of the COMPANY and its SUBSIDIARIES with employment contracts defining the development of such INTELLECTUAL PROPERTY RIGHTS as a responsibility of the employees under their employment contracts or by non-employees who had signed contracts assigning to the COMPANY any INTELLECTUAL PROPERTY RIGHTS developed. The COMPANY and its SUBSIDIARIES own exclusive worldwide rights for any kind of use or distribution of such INTELLECTUAL PROPERTY RIGHTS and have not granted any license other than those listed in APPENDIX 5.1.28.3 and the right to use to customers.

No freelance developers or other third parties have been involved in the development of the INTELLECTUAL PROPERTY RIGHTS other than those who signed agreements assigning to the COMPANY any INTELLECTUAL PROPERTY RIGHTS developed. INTELLECTUAL PROPERTY RIGHTS from third parties or parts hereof other than listed in APPENDIX 5.1.28.1 have neither been used for the development process of the INTELLECTUAL PROPERTY RIGHTS nor does the COMPANY and its SUBSIDIARIES need such third party INTELLECTUAL PROPERTY RIGHTS for its business operation.

5.1.29	No INTELLECTUAL PROPERTY RIGHTS have been challenged by third parties other than listed in APPENDIX 5.1.29. None of the INTELLECTUAL PROPERTY RIGHTS infringe any third party rights. None of the INTELLECTUAL PROPERTY RIGHTS are subject to any pending or threatened proceedings for opposition, cancellation, revocation or rectification, and to the KNOWLEDGE of the SELLERS there exist no facts or circumstances which would be reasonably expected to give rise to any such proceedings.

5.1.30	The COMPANY and its AFFILIATES have implemented an effective Digital Rights Management (DRM)-System as described in APPENDIX 5.1.13.4 to administer all INTELLECTUAL PROPERTY RIGHTS used for products distributed to customers. The System manages all necessary license payments for such distribution in accordance with the legal framework for INTELLECTUAL PROPERTY RIGHTS and license agreements with rights holders and collection societies (including GEMA fees). The COMPANY or its SUBSIDIARIES have taken appropriate measures to protect the know how of the COMPANY or its SUBSIDIARIES including non-disclosure agreements with third parties and confidentiality obligations in the employments contracts. Neither the COMPANY nor its SUBSIDIARIES have provided a third party with know how with material importance to the business operations unless the third party entered into a binding confidentiality agreement. To the KNOWLEDGE of the SELLERS there exists no illegal transfer of know how to third parties.

(Agreements)

5.1.31	APPENDIX 5.1.31 to this AGREEMENT contains a complete and accurate list of certain important agreements (including all ancillary or supplementary agreements (Neben- und Nachtragsvereinbarungen) to which the COMPANY or its SUBSIDIARIES are a party (concluded orally or written) (the “IMPORTANT AGREEMENTS”), regarding the following areas:

5.1.31.1	all agreements regarding the acquisition, the disposal, the encumbrance or other dispositions of fixed assets, including intangible assets and financial assets, with a value exceeding EUR 50,000 individually;

5.1.31.2	all lease agreements (Pacht-, Miet- oder Leasing-Verträge) with a yearly payment obligation exceeding EUR 50,000 individually;

5.1.31.3	all license agreements, concluded as licensor or licensee, as far as their yearly payment obligation exceeds EUR 50,000 individually;

5.1.31.4	all credit agreements, guarantee agreements (Garantieverträge), suretyships (Bürgschaften) or comparable agreements, to which the COMPANY or its SUBSIDIARIES are a party or a beneficiary with a financial exposure exceeding EUR 50,000 individually;

5.1.31.5	all agency agreements (Vertragshändlerverträge oder Handelsvertreterverträge) with foreign or domestic agents or comparable distribution agreements, which would lead to a compensation claim (Ausgleichsanspruch) in case of termination or which have a notice period for terminations exceeding three months;

5.1.31.6	all agreements with advisors (Beratern) exceeding a yearly payment obligation of EUR 50,000 for each advisor;

5.1.31.7	all co-operation agreements and similar agreements with third parties with an actual or potential financial impact for a party exceeding EUR 50,000 as well as all non competition agreements or obligations or any other agreement restricting the COMPANY’s or the SUBSIDIARIES’ business operations;

5.1.31.8	all agreements or obligations entered into outside of the ordinary course of business of the COMPANY or its SUBSIDIARIES; and all agreements or obligations which obligate the COMPANY or its SUBSIDIARIES beyond December 31, 2005, and can not be terminated without compensation before that date;

5.1.31.9	all agreements by which currency risks (Fremdwährungsrisiken) are to be secured as well as all agreements by speculative dealings, especially derivatives or similar financial products;

5.1.31.10	all agreements between the COMPANY or its SUBSIDIARIES and the SELLERS or companies affiliated with the SELLERS according to Section 15 et seq. of the German Stock Corporation Act (AktG) (the “AFFILIATES”). The COMPANY or its SUBSIDIARIES have no obligations or liabilities out of agreements with the SELLERS which are not disclosed in APPENDIX 5.1.31;

5.1.31.11	all agreements that contain a change of control clause and which may be terminated or automatically end in case of a change in the shareholdings in the COMPANY which are not disclosed in APPENDIX 5.1.31;

5.1.31.12	all agreements regarding services (including telecommunications and IT services) necessary for the business operation of the COMPANY or its SUBSIDIARIES;

5.1.31.13	all agreements regarding services (including the agreements with all mobile phone companies on factoring and SMS services) necessary for the business operation or the payment procedures of the COMPANY or its SUBSIDIARIES;

5.1.31.14	all other agreements or obligations exceeding a payment obligation or yearly payment obligation of EUR 50,000 and all agreements which grant the COMPANY a claim or account receivable (Forderung) exceeding EUR 50,000.

5.1.32	None of the IMPORTANT AGREEMENTS has been rescinded, terminated or challenged other then the ones listed in APPENDIX 5.1.32.1. To the KNOWLEDGE of the SELLERS no circumstances exist that will, or could reasonably be expected to, give any party to any IMPORTANT AGREEMENT the right to terminate or modify such IMPORTANT

AGREEMENT. No party to the IMPORTANT AGREEMENTS has given notice of termination or indicated to terminate or vary an IMPORTANT AGREEMENT. Neither the COMPANY nor, to the KNOWLEDGE of the SELLERS, the other contracting parties to IMPORTANT AGREEMENTS have breached their duties under these agreements or are in default with their obligations. The terms and conditions of this AGREEMENT and its execution will not give a party to an IMPORTANT AGREEMENT the right to terminate such agreement. All distribution and customer agreements can be performed in the ordinary course of business of the COMPANY or its SUBSIDIARIES. Revenues currently received under distribution contracts do not exceed license fees (including GEMA fees) payable with respect to content provided hereunder. All IMPORTANT AGREEMENTS are in full force and effect and are enforceable against the parties thereto in accordance with their terms. None of the IMPORTANT AGREEMENTS provide for any termination penalty, break up fee or similar penalty exceeding a total of EUR 25,000 for each IMPORTANT AGREEMENT.

5.1.33	APPENDIX 5.1.33 provides a list of all non cancelable purchase commitments or other non cancelable contractual obligations of more than EUR 250,000 in any single agreement from the SIGNING DATE over the non cancelable life time of these commitments or obligations.

(Employment)

5.1.34	APPENDIX 5.1.34 to this AGREEMENT contains a complete and accurate list of all members of the management board (Vorstand), managing directors (Geschäftsführer) and employees of the COMPANY and its SUBSIDIARIES (the “EMPLOYEES”) as well as their gross salaries (including potential maximum bonus entitlements), their STOCK OPTIONS, their age and the starting day of their employment. The COMPANY and its SUBSIDIARIES have no further remuneration obligations towards EMPLOYEES other than those stated in APPENDIX 5.1.34. The COMPANY has observed the employment law principle of equal treatment (arbeitsrechtlicher Gleichbehandlungsgrundsatz). None of the EMPLOYEES in the list which are marked as important have informed the COMPANY or the SELLERS of their intention to terminate their employment with the COMPANY or its SUBSIDIARIES. There are no labor disputes nor, to the KNOWLEDGE of the

SELLERS, are such disputes imminent. As far as the COMPANY utilizes or has utilized the services of free lancers (freie Mitarbeiter), subcontractors or other companies, these persons are not considered or deemed EMPLOYEES of the COMPANY or its SUBSIDIARIES or mock self-employed persons (Scheinselbständige).

5.1.35	Save as disclosed in APPENDIX 5.1.35, since March 31, 2004, there have been no increases (or commitments with respect thereto) in the remuneration or other benefits of any of the EMPLOYEES of the COMPANY or its SUBSIDIARIES other than as required by applicable law, a prior existing agreement, collective bargaining agreements or shop agreements or other than in the ordinary course consistent with past practice.

5.1.36	All dates in APPENDIX 5.1.36 to this AGREEMENT referring to an ending day of the respective employment relationship are effective ending dates. All time limitations of fixed-term employment contracts are valid.

5.1.37	With none of the employees with fixed-term contracts a prior employment relationship existed.

5.1.38	All wage withholding taxes (Lohnsteuer) and all social security contributions (Sozialversicherungsbeiträge) for the statutory pension insurance, health insurance, nursing care insurance, unemployment insurance and accident insurance have been paid completely and when due by the COMPANY or its SUBSIDIARIES or with respect to social security contributions have been accrued for. This also applies to students or persons on an educational training at the COMPANY or its SUBSIDIARIES.

5.1.39	There are no employment agreements with the COMPANY or its SUBSIDIARIES exceeding a total yearly remuneration of EUR 25,000 unless listed in APPENDIX 5.1.39.

5.1.40	There are no employees with specific protection against dismissal (Sonderkündigungsschutz) unless listed in APPENDIX 5.1.40.

5.1.41	There are no agreements and obligations of the COMPANY or its SUBSIDIARIES regarding pensions or pension benefits unless listed in APPENDIX 5.1.41.

5.1.42	There are no agreements and obligations of the COMPANY or its SUBSIDIARIES regarding extra pay (Lohnzuschläge/ Lohnzusatzzahlungen), other social security benefits (Sozialleistungen), profit sharing (Gewinnbeteiligungen), turnover sharing (Umsatzbeteiligung), other bonuses or benefits as well as comparable agreements unless listed in APPENDIX 5.1.42.

5.1.43	There are no employees with notice periods diverging from the statutory provisions unless listed in APPENDIX 5.1.43.

5.1.44	There are no open obligations of the COMPANY or its SUBSIDIARIES regarding remuneration or comparable except as listed in APPENDIX 5.1.44. There are also no open obligations resulting from former labor disputes.

5.1.45	There are no cash loans (Gelddarlehen) which have been granted by the COMPANY or its SUBSIDIARIES to EMPLOYEES.

5.1.46	There are no EMPLOYEES other than stated in APPENDIX 5.1.46 which need a residence and/or work permit to perform there work for the COMPANY or its SUBSIDIARIES. All EMPLOYEES are in the possession of a proper residence permit (Aufenthaltsgenehmigung) and/or a work permit (Arbeitserlaubnis).

5.1.47	Neither the COMPANY nor its SUBSIDIARIES entered into after employment non-compete agreements (nachvertragliches Wettbewerbsverbot) with any of its EMPLOYEES.

5.1.48	There are no free lancers (freie Mitarbeiter), subcontractors or other companies other than stated in APPENDIX 5.1.48 the COMPANY or its SUBSIDIARIES are currently contractually bound. With respect to former free lancers (freie Mitarbeiter), subcontractors or other companies neither the COMPANY nor its SUBSIDIARIES have open obligations.

5.1.49	There are no temporary workers (Leiharbeitnehmer) from other companies working at the COMPANY or its SUBSIDIARIES.

5.1.50	There are no tariff agreements (Tarifverträge), shop agreements (Betriebsvereinbarungen), general work terms (allgemeine Arbeitsbedingungen) and obligations arising out of customary operations (betriebliche Übung) to which the COMPANY or its SUBSIDIARIES are a party.

5.1.51	Neither at the COMPANY nor its SUBSIDIARIES a works council (Betriebsrat) is established.

5.1.52	Neither the COMPANY nor its SUBSIDIARIES are a member of an employers’ association (Arbeitgeberverband).

(LITIGATION)

5.1.53	APPENDIX 5.1.53 to this AGREEMENT contains a complete and accurate list of all legal disputes (Rechtsstreitigkeiten) including litigation proceedings, arbitration proceedings and regulatory/administrative proceedings (the “LITIGATION”) in which the COMPANY or its SUBSIDIARIES or, to the KNOWLEDGE of the SELLERS, an EMPLOYEE of the COMPANY or its SUBSIDIARIES (as far as a liability of the COMPANY or its SUBSIDIARIES may arise due to the LITIGATION against the respective employee) is involved. No other legal disputes have been threatened in writing to be brought against the COMPANY or its SUBSIDIARIES by a third party (including by the SELLERS and its AFFILIATES). To the KNOWLEDGE of the SELLERS there exist no events, facts or circumstances which occurred which are reasonably likely to give rise to any litigation involving the COMPANY (whether as plaintiff, defendant or otherwise).

(Regulatory and Compliance)

5.1.54	The COMPANY and its SUBSIDIARIES have complied and are in compliance in all material respects with all applicable laws and regulations (including, without limitation, environmental, pollution, health and safety and subsidies and grants). The COMPANY and its SUBSIDIARIES duly possess and are in compliance with all permits and authorizations needed for the conduct of their business operations the way they are currently conducted. The permits are in full force and effect (bestandskräftig), are not challenged (angefochten)

by any third party, and, to the KNOWLEDGE of the SELLERS, there are no circumstances which would justify such a challenge. The COMPANY has not received any written notices from any public authority with respect to any potential violations of the foregoing matters in this warranty. No proceedings regarding a revocation (Widerruf) or withdrawal (Rücknahme) of any permit have been initiated or threatened, and, to the KNOWLEDGE of the SELLERS, there are no circumstances which would justify the initiation of such proceedings.

(TAXES)

5.1.55	All tax returns, preliminary tax returns, reports and statements about any domestic and foreign TAXES as well as all other notices relating to TAXES to be submitted to any fiscal or other government authority (the “TAX RETURNS”) required to have been filed by or with respect to the COMPANY and its SUBSIDIARIES have been filed. All TAXES imposed on or payable by the COMPANY and its SUBSIDIARIES with respect to tax periods ending on or before the CLOSING DATE have been paid or have been withheld and paid to the respective payee or have been accrued for in the ACCOUNTS. Any material delivery of services or goods (Leistungsbeziehung) between any of the COMPANY or any of the SUBSIDIARIES and any other SUBSIDIARY is made on the basis of written agreements which are based on the arm’s length principle (Fremdvergleichsmaßstab). All profit and loss pooling agreements (Ergebnisabführungsverträge) have been in force in a legally valid manner without any interruption from the date when they were registered with the commercial register until the CLOSING DATE.

5.1.56	Except as disclosed in APPENDIX 5.1.56, the COMPANY and its SUBSIDIARIES have not received any written tax ruling or entered into any written and legally binding agreement with any tax authority. There is no action or suit pending or threatened with respect to TAXES.

5.1.57	No undisclosed dividend distributions have been made by the COMPANY and the SUBSIDIARIES. No shareholders’ resolutions on any dividend distribution have been adopted since January 1, 2004, except as disclosed in APPENDIX 5.1.57.

5.1.58	The COMPANY has not written down the book entry for shares in any of the SUBSIDIARIES or Zingy, Inc., to the lower market value, except as disclosed in APPENDIX 5.1.58.

(SUBSIDIARIES)

5.1.59	APPENDIX 5.1.59.1 to this AGREEMENT contains a complete, accurate and current list of all participations (Beteiligungen) the COMPANY holds in other companies including but not limited to companies as defined in Section 290 para 2 of the German Commercial Code (HGB) (Tochterunternehmen) (these Tochterunternehmen referred to as the “SUBSIDIARIES”) and the COMPANY is not obligated to acquire any other participation. APPENDIX 5.1.59.2 to this AGREEMENT contains a complete, accurate and current list of all participations (Beteiligungen) the SUBSIDIARIES hold in other companies including but not limited to companies as defined in Section 290 para 2 of the German Commercial Code (HGB) (Tochterunternehmen). The SUBSIDIARIES are duly incorporated and existing under the applicable laws and the COMPANY holds legal title to and is the beneficial (wirtschaftlicher) owner of its shares in the SUBSIDIARIES and Zingy, Inc. The shares of the COMPANY in the SUBSIDIARIES and Zingy, Inc., are free of any encumbrances or other rights of third parties. In particular, there exist no liens (Pfandrechte), life interests (Niessbräuche), trustee agreements (Treuhandverhältnisse), silent partnerships (stilleGesellschaften), sub participations (Unterbeteiligungen) or comparable rights of third parties, nor do restitution rights, pre-emption rights or options or other rights to purchase the shares in the SUBSIDIARIES exist. There are no agreements or rights to acquire or subscribe for any of the capital stock or other securities of the SUBSIDIARIES or Zingy, Inc., unless listed in APPENDIX 5.1.59.3. No shareholders resolutions exist amending the articles of association of the SUBSIDIARIES which are attached as APPENDIX 5.1.59.4 except those listed in APPENDIX 5.1.59.5 and no legal acts exist which would require registration in the commercial register of a SUBSIDIARY but have not yet been registered, except those listed in APPENDIX 5.1.59.5. The share capital (Grundkapital/Stammkapital) of the SUBSIDIARIES has been properly paid in full. No concealed non-cash capital contributions (verdeckte Sacheinlagen) have been made. No repayments (Rückzahlungen) of the share capital have been made, whether open or concealed. There are no other shareholders in the SUBSIDIARIES apart from the COMPANY, unless listed in APPENDIX 5.1.59.6. With respect to the SUBSIDIARIES, all provisions of the German Limited Liability Company Act (GmbHG) and other applicable laws have been complied with, in particular (without limitation) in relation to any capital increase, capital decrease or similar procedure affecting the share capital. None of the SUBSIDIARIES is subject to any insolvency or insolvency plan proceedings or similar procedures and no application has been filed for commencement of any such procedure and to the KNOWLEDGE of the SELLERS there exist no circumstances which could lead to any such procedure in the future. None of the SUBSIDIARIES is a party to any enterprise agreements (Unternehmensverträge) within the meaning of Sections 291 et seq. German Stock Corporation Act (AktG) or a party to any merger or secession agreement (Verschmelzungs- oder Spaltungsverträge) as defined in the German Legal Transformations Act (Umwandlungsgesetz) unless listed in APPENDIX 5.1.59.7.

5.1.60	Jamba! Service GmbH is a party to the agreements with AXA and DBV-Winterthur listed in APPENDIX 5.1.60, under which Jamba! Service GmbH offers insurances against accidental damage and theft of mobile phones and electronic devices. Jamba! Service GmbH is in full compliance with these agreements and neither AXA nor DBV-Wintherthur have claimed any violation of these agreements by Jamba! Service GmbH or have threatened to terminate these agreements.

(Miscellaneous)

5.1.61	APPENDIX 5.1.61 to this AGREEMENT contains a complete and accurate list of all bank accounts of the COMPANY and its SUBSIDIARIES and the persons who are permitted to sign for these bank accounts.

5.1.62	APPENDIX 5.1.62 to this AGREEMENT contains a complete and accurate list of the insurance policies concluded by the COMPANY and its SUBSIDIARIES or for the benefit of the COMPANY or its SUBSIDIARIES or its business operations. The respective policyholder (Versicherungsnehmer) is not in default with its payment obligations under the respective insurance policies. The insurance policies which terminate with the CLOSING DATE are marked. All risks of the business operations of the COMPANY and its SUBSIDIARIES are covered by usual (verkehrsübliche) Insurances. To the KNOWLEDGE of the SELLERS, there is no threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of such policies.

5.1.63	Since January 1, 2004, the business operations of the COMPANY and its SUBSIDIARIES have been solely conducted in the ordinary course of business and no MATERIAL ADVERSE CHANGE has occurred.

5.1.64	Neither the representations or warranties made by the SELLERS in this AGREEMENT, nor the appendices attached hereto or any other certificate executed and delivered to PURCHASER pursuant to this AGREEMENT, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

5.1.65	Except as listed in APPENDIX 5.1.65 neither the COMPANY nor any of its SUBSIDIARIES have received, applied for and used any public subsidies, grants (Zuschüsse) or similar benefits, allowances, aids or other subsidies (Subventionen) in whatever form (incl., without limitation, loans under the European Recovery Program) (the “PUBLIC SUBSIDIES”). No such PUBLIC SUBSIDIES are currently being reclaimed. To the KNOWLEDGE of the SELLERS no such PUBLIC SUBSIDIES are under threat to be reclaimed and there are no circumstances allowing any governmental authority to reclaim any of the PUBLIC SUBSIDIES unless listed in APPENDIX 5.1.65. The consummation of this AGREEMENT does not allow any governmental authority to reclaim any of the PUBLIC SUBSIDIES. Any received PUBLIC SUBSIDIES, grants or similar benefits have been used according to, and the COMPANY and the SUBSIDIARIES have complied with, the relevant legal provisions regulating the granting and usage of such benefits.

5.1.66	Each of the SELLERS warrants that its representations and warranties set forth in the respective SELLERS’ INVESTMENT REPRESENTATION LETTERS are true and correct.

5.1.67	Except as disclosed in APPENDIX 5.1.67 (i) no written notice, request for information, order, complaint or penalty has been received, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the KNOWLEDGE of the SELLERS, threatened which allege a violation of any environmental law (including but not limited to the Bundesbodenschutzgesetz), in each case relating to the COMPANY and its SUBSIDIARIES and arising out of any environmental law, (ii) there has been no written environmental audit conducted within the past five years by the COMPANY or its SUBSIDIARIES of any property currently owned or leased by the COMPANY or its SUBSIDIARIES which has not been delivered to the PURCHASER prior to the date hereof, (iii) no hazardous materials or materials of environmental concern are used or have been used, stored, or disposed of by the COMPANY or its SUBSIDIARIES, or, to the KNOWLEDGE of the SELLERS, by any other person on any property owned, leased or used by the COMPANY or its SUBSIDIARIES and (iv) to the KNOWLEDGE of the SELLERS, there are no liabilities arising in connection with or in any way relating to the COMPANY or its SUBSIDIARIES or their business, arising under or relating to any environmental law.

For purposes of this Section 5.1.67, the term “the COMPANY” shall include any entity which is, in whole or in part, a predecessor of the Company; “hazardous materials” shall mean (a) materials which are listed or otherwise defined as “hazardous” or “toxic” under any applicable local, state, federal laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials, or (b) any petroleum products or nuclear materials; and “materials of environmental concern” shall mean any chemicals, pollutants or contaminants, hazardous substances, hazardous wastes, toxic materials, oil or petroleum and petroleum products, or any other material subject to regulation under any environmental law.

5.2	To the extent disclosures are made in the appendices relating to the representations and warranties contained in Section 5.1, claims of the PURCHASER for breach of a warranty shall only be restricted with respect to the warranty to which the respective appendix relates and only to the extent specific risks are described in the respective appendix, unless there is no reasonable doubt that a specific risk disclosed in an appendix under Section 5.1 relates to another appendix under Section 5.1.

5.3	Section 442 German Civil Code (BGB) and Sections 377, 378 German Commercial Code (HGB) shall not apply.

5.4	For the purpose of this AGREEMENT, knowledge of the SELLERS shall mean the actual knowledge (Kenntnis) of any of the persons set forth in APPENDIX 5.4 hereto (“KNOWLEDGE”). Any of the persons set forth in APPENDIX 5.4 shall be deemed to have actual knowledge of a particular fact, circumstance, event or other matter if (i) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic) contained in books and records of the COMPANY or its SUBSIDIARIES in the meaning of Section 257 German Commercial Code or (ii) such knowledge could be obtained by reasonable inquiry of the persons set forth in APPENDIX 5.4 that would reasonably be expected to be made by an individual who has the duties and responsibilities of the persons set forth in APPENDIX 5.4 in the customary performance of such duties and responsibilities.

5.5	The representations and warranties contained in the AGREEMENT and any document to be delivered in accordance with this AGREEMENT, including but not limited to the INVESTMENT REPRESENTATION LETTERS, are the sole representations and warranties made by the SELLERS with respect to the transaction contemplated by this AGREEMENT, and the SELLERS do not make any other representation or warranty, express or implied.

XIV.    § 6 A

REMEDIES

6.1	Should any of the representations or warranties contained in Section 5 be inaccurate in full or in part, the SELLERS shall use their best efforts to put the PURCHASER or the COMPANY, at the PURCHASER’s sole discretion, within a period of four weeks after receipt of written notice by the PURCHASER, in the situation which corresponds to the situation warranted. After futile expiry of the four week period or if a cure (Herstellung) of the warranted situation is not possible, the PURCHASER shall be entitled to claim money damages (Schadensersatz) in the amount necessary to put it or the COMPANY or its SUBSIDIARIES, at the PURCHASER’s sole discretion, in the economic situation it would have been in if the representations or warranties had been accurate. In case of a breach of a representation or warranty contained in Section 5, PURCHASER’s rights are limited to those set out in the AGREEMENT and other statutory rights are hereby explicitly excluded, including but not limited to rescission of this AGREEMENT (Rücktritt), price reductions (Minderung), performance (Nacherfüllung), avoidance on the grounds of lack of material characteristics (Anfechtung wegen Fehlen einer wesentlichen Eigenschaft) or all claims based on the violations of contractual or pre-contractual duties (positive Vertragsverletzung or culpa in contrahendo, Section 311 para 2 of the German Civil Code) or due to frustration of the contract (Wegfall der Geschäftsgrundlage, Section 313 Civil Code), unless otherwise provided in this AGREEMENT or in case of fraud or intentional misconduct.

6.2	The SELLERS shall indemnify (freistellen) the PURCHASER or the COMPANY, at the PURCHASER’s sole discretion, immediately from any damage claims (Schadensersatzansprüchen) or obligations towards third parties for which the SELLERS are liable under this AGREEMENT. In the event the PURCHASER becomes aware of a third-party claim which the PURCHASER believes may result in a demand against the ESCROW FUND, the PURCHASER shall promptly notify the SELLERS REPRESENTATIVE of such claim, and the SELLERS REPRESENTATIVE shall be entitled, at its expense, to participate in any defense of such claim. The PURCHASER shall have the right to settle any such claim; provided, however, that the PURCHASER may not effect the settlement of any such claim without the prior written consent of the SELLERS REPRESENTATIVE, which consent shall not be unreasonably withheld.

6.3	In case (i) not all the SHARES are validly assigned to the PURCHASER, (ii) the SHARES do not constitute the entire share capital of the COMPANY or (iii) further stock options or related subscription rights (Bezugsrechte) other than those listed in APPENDIX 5.1.2 exist and SELLERS therefore breach a warranty under Section 5, SELLERS shall in addition to damage claims under Section 6.1 pay to the PURCHASER, at PURCHASER’s sole discretion, (i) any amount necessary to purchase any shares or stock options not held by the PURCHASER or (ii) all costs necessary to prepare and execute a squeeze-out within the meaning of § 327a German Stock Corporation Act (AktG) et seq., including, but not limited to, all reasonable legal costs incurred by the PURCHASER. PURCHASER is free to choose any law firm at customary hourly rates in order to purchase shares not held by it or to prepare and execute the squeeze-out.

6.4	No liability under Section 6.1 and 6.2 (to the extent a third party claim constitutes a breach of the representations and warranties contained in Section 5.1) or under Section 7.3 shall arise for the SELLERS if the aggregate amount of claims under Sections 6.1 and 6.2 (to the extent a third party claim constitutes a breach of the representations and warranties contained in Section 5.1) and 7.3 (inclusive of reasonable legal, accounting or other fees and expenses) of the PURCHASER falls short of an amount of USD 500,000 (the “DEMINIMIS CAP”); if the amount of USD 500,000 is exceeded, the PURCHASER shall have the right to recover the total amount of the claim from the first US Dollar. The DEMINIMIS CAP is not applicable if (i) a claim resulted from a breach of a SPECIAL REPRESENTATION, excluding a claim for breach of Sections 5.1.55, 5.1.58 or 7.3, as to which the DEMINIMIS CAP shall apply, or (ii) fraud or intentional misconduct of the SELLERS. For purposes of this AGREEMENT, the term “intentional misconduct” shall mean a knowing or intentional (vorsätzlich) act or omission irrespective of whether damages arising from such act or omission were foreseeable.

6.5	Purchaser shall not have a claim for breach of representations and warranties under Section 5 if and to the extent to which a provision has been made in the ACCOUNTS with respect to a specific matter which is the subject of an inaccurate guarantee. In case the PURCHASER has made a claim for breach of representations and warranties under Section 5 against the SELLERS which SELLERS have satisfied, the PURCHASER shall pay to the SELLERS any amounts received in case if and to the extent such damage is (a) recovered by insurance or (b) PURCHASER and/or the COMPANY or the relevant SUBSIDIARY enforces a claim for compensation against a third person.

6.6	SELLERS’ aggregate liability under Section 6.1 and 6.2 (to the extent a third party claim constitutes a breach of the representations and warranties contained in Section 5.1) shall be limited to the VERISIGN COMMON STOCK held in the ESCROW FUND under the ESCROW AGREEMENT (the “LIABILITY CAP”); provided, however, that claims made by the PURCHASER for breach of Sections 5.1.2, 5.1.3, 5.1.55, 5.1.58 and 5.1.66 (the “SPECIAL REPRESENTATIONS”) and claims under Section 7.3, and claims resulting from fraud or intentional (vorsätzlich) misconduct of the SELLERS are not subject to the LIABILITY CAP. If a claim is made by the PURCHASER for a breach of a SPECIAL REPRESENTATION, SELLERS’ aggregate liability under this AGREEMENT shall be limited to the PURCHASE PRICE, unless a claim has been caused by fraud or intentional misconduct of the SELLERS, in which case no limitation of liability shall apply. In case of a claim for breach of a SPECIAL REPRESENTATION, excluding a claim for breach of Sections 5.1.55 and 5.1.58, or in case of a claim resulting from fraud or intentional misconduct of the SELLERS, the PURCHASER shall not be obligated to claim damages against the ESCROW FUND prior to claiming damages against the SELLERS. Claims for breaches of Sections 5.1.55, 5.1.58 and

7.3 have to be made against the ESCROW FUND prior to claiming damages against the SELLERS, provided that there are sufficient assets in the ESCROW FUND that are not subject to another claim of the PURCHASER.

6.7	With respect to claims of the PURCHASER for breach of SPECIAL REPRESENTATIONS or claims for fraud or intentional misconduct, SELLERS shall be severally liable (teilschuldnerische Haftung) to the PURCHASER; provided, however, that SELLERS shall be jointly and severally liable with respect to claims of the PURCHASER for breach of Sections 5.1.3, 5.1.55 and 5.1.58 and claims under Section 7.3. In case fraud or intentional misconduct was performed by more than one of the SELLERS, the acting SELLERS shall be jointly and severally liable (gesamtschuldnerische Haftung). No SELLER shall be responsible for fraud or intentional misconduct of any other SELLER unless he participated therein. In case of a breach of a SPECIAL REPRESENTATION a SELLER’s liability shall be limited pro rata (im Verhältnis) of his INDIVIDUAL PURCHASE PRICE PORTION compared to the PURCHASE PRICE. In case of fraud or intentional misconduct a SELLER’s liability shall be unlimited.

6.8	Any VERISIGN COMMON STOCK held in the ESCROW FUND shall serve exclusively as a security for all claims of the PURCHASER until released in accordance with the AGREEMENT and the ESCROW AGREEMENT. The ESCROW FUND shall be governed by the terms set forth herein and in the ESCROW AGREEMENT. Within five days after the CLOSING DATE, the PURCHASER shall deposit the ESCROW FUND with the ESCROW AGENT. Any disposal of the ESCROW FUND shall only be effected by the ESCROW AGENT in accordance with this AGREEMENT and the ESCROW AGREEMENT.

6.9	In case an EMPLOYEE claims against the COMPANY that he or she has not validly waived his or her rights under the STOCK OPTION PLAN including the right to exercise STOCK OPTIONS or that he or she should have received stock options or related subscription rights (Bezugsrechte) of the COMPANY under the employment law principle of equal treatment (arbeitsrechtlicher Gleichbehandlungsgrundsatz) or from customary operations (betriebliche Übung), SELLERS shall upon first written demand of the PURCHASER indemnify PURCHASER or the COMPANY, at PURCHASER’s sole discretion, from any and all claims made by such EMPLOYEE, including but not limited to all reasonable legal, accounting or advisory fees involved in defending such claims. In case an EMPLOYEE is awarded stock options or related subscription rights (Bezugsrechte) by a court, Section 6.3 shall apply accordingly. Sections 6.4 to 6.7, inclusive, shall not apply. A SELLER’s aggregate liability under Section 6.9 and the other sections of this Section 6 and under Section 7.3 shall not exceed his INDIVIDUAL PURCHASE PRICE PORTION of the PURCHASE PRICE, with the exception of fraud and intentional misconduct.

6.10	It is the understanding of the PARTIES that any payment of indemnification hereunder shall be treated for tax purposes as an adjustment to the PURCHASE PRICE.

XV.

XVI.    § 6 B

REMEDIES OF THE SELLERS

Should any of the representations and warranties contained in Sec. 4 above which given by the PURCHASER and the GUARANTOR be inaccurate in full or in part, the PURCHASER and the GUARANTOR shall put each of the SELLERS within a period of four weeks after receipt of written notice by the SELLERS, in the situation which corresponds to the situation warranted. After futile expiry of the four-week-period or if a cure (Herstellung) of the warranted situation is not possible, each of the SELLERS (individually or together) shall be entitled to claim money damages in the amount necessary to put each of the SELLERS in the economic situation it would have been in, if the representations or warranties had been accurate.

XVII.    § 7

TAXES

It is the joint understanding of the PARTIES that the SELLERS bear the risk that any competent governmental authority or political subdivision thereof assesses any TAXES against the COMPANY, any of its SUBSIDIARIES or the PURCHASER relating to any time period prior to, and including, the CLOSING DATE, subject to the qualifications set out in Section 7.3 sentence 2 below. Therefore, the PARTIES agree that the liability for TAXES shall be allocated between the PARTIES as follows:

7.1	Within the scope of this AGREEMENT, “TAXES” are in particular any German and foreign (a) customs duties (Zölle) and (b) taxes (Steuern) (including withholdings of any kind), e.g. corporation tax (Körperschaftsteuer), trade tax (Gewerbesteuer), value added tax (Umsatzsteuer), wage withholding tax (Lohnsteuer), capital withholding tax (Kapitalertragsteuer oder andere Abzugsteuer) or withholding tax in case of limited tax liability (Steuerabzug bei beschränkt

Steuerpflichtigen) levied or imposed by any competent governmental authorities or political subdivisions thereof. TAXES also include any penalties, administrative fines, interest or other additional payments levied for e.g. late filing of the appropriate returns or late payment of the initial tax liability as well as any additional charges (steuerliche Nebenleistungen). Tax consequences of any concealed non-cash capital contributions (verdeckte Sacheinlagen) or hidden profit distribution (verdeckte Gewinnausschüttungen), if any, are treated as TAXES within the scope of this AGREEMENT.

7.2	The SELLERS shall cause the COMPANY and its SUBSIDIARIES to file all TAX RETURNS which are due to be filed on or before the CLOSING DATE.

7.2a	If the PURCHASER has a claim under Section 7.3 below such claim shall be reduced by an amount equal to any refund of TAXES relating to the COMPANY or its SUBSIDIARIES which is attributable to any period ending on or before the CLOSING DATE and which has been received by the COMPANY or its SUBSIDIARIES.

7.3	The SELLERS are obliged to indemnify the PURCHASER for and to hold the PURCHASER harmless from any payment of TAXES or liability for TAXES assessed against the COMPANY or its SUBSIDIARIES in respect of periods up to the CLOSING DATE when the actual tax liability arises or becomes due for payment. No such obligation shall exist with regard to any income TAXES which become payable for operational profit stemming from the ordinary course of business (Ergebnis aus gewöhnlicher Geschäftstätigkeit) of the COMPANY or the SUBSIDIARIES, respectively, in financial year 2004. Should any tax recoverable (Steuererstattungsanspruch), which is included in the 2003 ACCOUNTS or the INTERIM ACCOUNTS, be recovered at a lower value than accounted for, or not recovered at all, then the SELLERS shall pay to the PURCHASER the shortfall to the amount recovered. PURCHASER may demand that SELLERS indemnify and hold harmless the COMPANY or its SUBSIDIARIES with respect to their obligation under Section 7.3. Any indemnification payments will be due and payable, upon PURCHASER’s written request to SELLERS’ REPRESENTATIVE, 10 bank working days (Bankarbeitstage) before they become payable by the PURCHASER, the COMPANY or the SUBSIDIARIES, respectively. Section 6.4 shall apply accordingly, provided, however, that any claims made under Section 6 or Section 7 shall be added together for purposes of calculating whether the amount of USD 500,000 is exceeded.

7.4	If the PURCHASER has a claim under Section 7.3 above due to a surplus tax basis (steuerliches Mehrergebnis) of the COMPANY or any of its SUBSIDIARIES based on a revised assessment following a TAX audit relating to the period ending on or before the end of the CLOSING DATE which results in a minor tax basis (steuerliches Minderergebnis) of the COMPANY and/or its SUBSIDIARIES, e.g. because of higher depreciations, in the period ending after the CLOSING DATE, the claim of the PURCHASER shall be reduced by the saved taxes resulting from such minor tax basis (steuerliches Minderergebnis), calculated on a lump sum basis with a tax rate of 38% for any income TAXES for not more than 5 years and discounted by 5.5% per annum. Such reduction shall be made 10 bank working days after the first tax assessment which takes into account the respective minor tax basis or surplus tax basis has been issued.

7.5	The PURCHASER shall procure that all TAX matters of the COMPANY or its SUBSIDIARIES for the period up to and including the CLOSING DATE shall be handled in cooperation and consultation with the SELLERS’ REPRESENTATIVE.

7.5.1	Prior to any relevant statements (whether by filing tax returns, giving official comments or otherwise) to be made by the COMPANY or its SUBSIDIARIES for the period up to and including the CLOSING DATE to the TAX authorities whether for purposes of TAXES (or in connection with the representations and warranties the SELLERS undertake according to this AGREEMENT) the SELLERS’ REPRESENTATIVE shall have the opportunity to review and provide its comments to any such statements. Therefore, the PURCHASER shall cause the COMPANY and its SUBSIDIARIES to provide SELLERS’ REPRESENTATIVE with a copy of all such written statements for review at least 10 bank working days prior to the due date (including any extension thereof) for the filing of such statements. PURCHASER shall ensure that any changes and amendments reasonably requested by SELLERS’ REPRESENTATIVE are made prior to filing if and to the extent the respective requests and instructions comply with the applicable laws and the past practice of the COMPANY and its SUBSIDIARIES prior to the CLOSING DATE.

7.5.2	At the request of the SELLERS’ REPRESENTATIVE and at the expense of the SELLERS, but only to the extent legally possible, PURCHASER shall appeal (Einlegung eines Einspruchs) and, if necessary, take legal action (Klageerhebung) against any notice of TAX assessment relating to the period ending on or before the end of the CLOSING DATE. The

SELLERS shall bear the costs of any appeal and/or action it caused to be pursued. However, PURCHASER may refuse to take such action. In the event the Purchaser so refuses any claim for indemnification in the hands of the PURCHASER, which could have arisen against the SELLERS should the appeal or legal action (if it were taken) not have been successful, shall lapse.

7.5.3	Notwithstanding the foregoing provisions, the PURCHASER shall or shall cause the COMPANY and/or its SUBSIDIARIES to

(a)	submit as promptly as practicable any TAX returns of the COMPANY and/or its SUBSIDIARIES relating to any period starting prior to the CLOSING DATE to the SELLERS’ REPRESENTATIVE for its review, comment and approval before filing them with the TAX authorities within due course;

(b)	inform the SELLERS’ REPRESENTATIVE of any notice of a TAX audit and of all TAX assessments of the COMPANY and/or its SUBSIDIARIES relating to any period starting prior to the CLOSING DATE within 10 bank working days after the receipt of the respective order or TAX assessment, and to provide SELLERS’ REPRESENTATIVE with copies of any notice and all correspondence with respect to a TAX audit relating to any period starting prior to the CLOSING DATE, including but not limited to TAX audit announcements, TAX audit requests, TAX audit findings (including documents related to preliminary findings), TAX audit reports (drafts and final versions), assessments after completed TAX audits, within 10 bank working days after receipt of the respective notice or documents for their review and comments;

(c)	keep all books and records of the COMPANY and/or its SUBSIDIARIES relating to any period starting prior to the CLOSING DATE in accordance with and during the periods required under applicable statutory law;

(d)	provide to the SELLERS’ REPRESENTATIVE, at its request, access to copies of all relevant documents and information and permit the SELLERS’ REPRESENTATIVE to have access, during regular business hours and upon reasonable advance notice, to the employees and copies of books and records of the COMPANY and its

SUBSIDIARIES, to the extent relevant with respect to TAX audits and TAX assessments of the COMPANY and/or its SUBSIDIARIES relating to any period starting prior to the CLOSING DATE;

(e)	at the request of the SELLERS’ REPRESENTATIVE, but only to the extent legally possible, appeal (Einlegung eines Einspruchs) and, if necessary, take legal action (Klageerhebung) against revised assessment of TAXES which results from a TAX audit covering any period starting prior to the CLOSING DATE. The SELLERS shall bear the costs of any appeal and/or action it caused to be pursued. However, PURCHASER may refuse to take such action. In the event the Purchaser so refuses any claim for indemnification in the hands of the PURCHASER, which could have arisen against the SELLERS should the appeal or legal action (if it were taken) not have been successful, shall lapse.

7.5.4	If the PURCHASER violates materially any of its obligations under this Section 7.5, the PURCHASER shall not be entitled to indemnification for any TAXES arising in connection with (i) the relevant TAX audit or TAX assessments and (ii) the relevant TAX under consideration.

7.6	Claims of PURCHASER against SELLERS under this Section 7 are due as soon as the claim constituting SELLERS’ liability under this section has been raised against the COMPANY and/or its SUBSIDIARIES and is payable and enforceable. SELLERS’ REPRESENTATIVE may instruct PURCHASER, the COMPANY or its SUBSIDIARIES to apply or not to apply for a suspension of execution if a security for a suspension interest is provided by SELLERS.

7.7	SELLERS shall not be liable in respect of any claim under this Section 7,

–	to the extent resulting from any acts or transactions of PURCHASER and/or the COMPANY and/or its SUBSIDIARIES after the CLOSING DATE which are not in the ordinary course of business, including but not limited to any post acquisition restructuring measures undertaken with regard to the COMPANY and its SUBSIDIARIES which result in an increase of the taxable income in a period commencing prior to the CLOSING DATE,

–	to the extent attributable to PURCHASER’s relevant failure to satisfy any of its obligations pursuant to this Section 7,

–	to the extent attributable to elections with regard to TAXES made or omitted to be made after the CLOSING DATE by PURCHASER, the COMPANY and its SUBSIDIARIES.

–	to the extent that the matter giving rise to the claim would not have arisen but for the passing of, or a change in a law, rule, regulation, interpretation of the law by competent administrative bodies and competent courts or administrative practice of a government, governmental department, agency or regulatory body or an increase in the TAX rates or an imposition of TAX, in each case not actually or prospectively in force at the date of this AGREEMENT;

–	to the extent that the matter giving arise to the claim is a TAX liability or provision of the COMPANY or its SUBSIDIARIES taken into account in the 2003 ACCOUNTS or the INTERIM ACCOUNTS;

–	to the extent that the matter giving arise to the claim would not have arisen but for COMPANIES’ or SUBSIDIARIES’ relevant failure or omission to make a claim, election, surrender or disclaimer, or give a notice, or consent or do another thing, under, or in connection with, a provision or an enactment or regulation relating to TAX after the CLOSING DATE;

–	if the COMPANY or its SUBSIDIARIES have not utilized TAX losses (including net operating losses) available to the COMPANY or its SUBSIDIARIES in the relevant assessment year for which TAXES become payable to the extent the additional taxable income on which the claim would be based can be offset against such TAX losses of the relevant COMPANY or SUBSIDIARY;

–	to the extent that the amount of the liability reduces the taxable income (steuerliches Ergebnis) of the COMPANY or its SUBSIDIARIES, e.g. because the amount of the liability is TAX deductible; the relevant amount has to be calculated on a lump sum basis by applying a tax rate of 38% for any income TAXES;

7.8	Any claims of PURCHASER or SELLERS under this Section 7 shall be time-barred six months after the COMPANY or its SUBSIDIARIES has received the final and unappealable assessments.

XVIII.

XIX.     § 8

SPECIAL STOCK TRANSFER RESTRICTIONS

8.1	Of the PURCHASE PRICE that is to be paid and delivered to Akazien GmbH in accordance with its INDIVIDUAL PURCHASE PRICE PORTION (the “AKAZIEN PURCHASE PRICE PORTION”), a percentage of 25% shall have attached special transfer restrictions for a period of up to five (5) years following the CLOSING DATE (the “SPECIAL TRANSFER RESTRICTION”). The SPECIAL TRANSFER RESTRICTION shall apply to the VERISIGN COMMON STOCK that is to be delivered to Akazien GmbH in accordance with its INDIVIDUAL PURCHASE PRICE PORTION under Section 3.2 lit. b) (the “RESTRICTED VERISIGN COMMON STOCK”). Akazien GmbH shall be the legal and beneficial owner of and shall have any and all voting rights and rights to receive distributions and dividends payable with respect to the RESTRICTED VERISIGN COMMON STOCK. Immediately following its receipt of the RESTRICTED VERISIGN COMMON STOCK, Akazien GmbH shall deliver such shares to an account at a bank to be agreed upon by Akazien GmbH and PURCHASER (the “RESTRICTED ACCOUNT”) in order to keep such shares in custody for the period of the SPECIAL TRANSFER RESTRICTION. Promptly following the fifth anniversary of the CLOSING DATE, such bank shall, pursuant to written instructions signed by PURCHASER and Akazien GmbH deliver the RESTRICTED VERISIGN COMMON STOCK with the legend removed to Akazien GmbH; provided that if the legend is removed with respect to any of the RESTRICTED VERISIGN COMMON STOCK pursuant to Section 8.2, PURCHASER and Akazien GmbH shall promptly deliver written instructions to such bank to deliver such shares promptly to Akazien GmbH.

8.2	The RESTRICTED VERISIGN COMMON STOCK shall be registered in the name of Akazien GmbH and shall bear a legend which restricts any sale, transfer; assignment, pledge or other disposition for a period of five years from the CLOSING DATE; provided, however, that

(i)	on the 1st anniversary of the CLOSING DATE, the legend will be removed as to a number of shares of the RESTRICTED VERISIGN COMMON STOCK equal to an amount of USD 3,645,165 (valued at the REFERENCE PRICE) if there has been no termination for CAUSE of the service agreement (Dienstvertrag) of either of the SAMWER BROTHERS and neither of the SAMWER BROTHERS has terminated his employment with the COMPANY for other than GOOD REASON; and

(ii)	on the 2nd anniversary of the CLOSING DATE, the legend will be removed as to a number of shares of the RESTRICTED VERISIGN COMMON STOCK equal to an amount of USD 5,467,747 (valued at the REFERENCE PRICE) if there has been no termination for CAUSE of the service agreement (Dienstvertrag) of either of the SAMWER BROTHERS and neither of the SAMWER BROTHERS has terminated his employment with the COMPANY for other than GOOD REASON.

8.3	“CAUSE” shall include only one or more of the following: (1) any material breach by one of the SAMWER BROTHERS of any of the terms and conditions contained in his service or any other written agreement entered into after the SIGNING DATE between one of the SAMWER BROTHERS, the PURCHASER or VERISIGN or any of its affiliates, provided however that the breach constitutes an important reason in the meaning of § 626 para. 1 German Civil Code (BGB); (2) intentional failure and/or refusal to perform lawful duties for the COMPANY; (3) commission of an act of dishonesty (including but not limited to any acts of embezzlement or misappropriation of funds) or fraud; (4) serious dereliction of fiduciary obligation; (5) commission of an act of moral turpitude; (6) material violation of any VERISIGN regulation or policy; (7) commission of any act materially adverse to the interests of VERISIGN, provided however that the act constitutes an important reason in the meaning of § 626 para. 1 German Civil Code (BGB); (8) any material breach of one of the SAMWER BROTHERS regarding the bylaws of the management board (Geschäftsordnung des Vorstands) or the articles of association (Satzung) of the COMPANY; and (9) any other important reason (wichtiger Grund) within the meaning of Section 626 para. 1 German Civil Code or Section 84 para. 3 sentence 1 German Stock Corporation Act, however excluding a vote of mistrust by the shareholder meeting of the COMPANY (Vertrauensentzug duch die Hauptversammlung); provided, however, that CAUSE shall not be found to exist based on (1), (2), (4), (6) and (8) above unless VERISIGN has provided the respective SAMWER BROTHER with written notice of the conduct constituting CAUSE which notice specifies in reasonable detail the nature of the conduct constituting CAUSE and the respective SAMWER BROTHER has failed to cure such inappropriate conduct within ten (10) business days from the date notice is delivered to him; and further provided that with respect to (8) above, no such notice requirement shall apply in the event of one of the SAMWER BROTHERS acting without approval from the supervisory board of the COMPANY where required by the bylaws of the management board or the articles of association of the COMPANY.

8.4	The following only shall constitute “GOOD REASON” for TERMINATION of one of the SAMWER BROTHERS: (i) recurring or permanent assignment of duties inconsistent with the duties of a member of the management board and the respective service agreement; (ii) failure of the COMPANY to provide compensation in accordance with the terms of his service agreement, (iii) relocation of his office more than 50 miles from its location on the CLOSING DATE, in each case without his consent, or (iv) the death or mental or physical disability (as determined by a physician appointed by the supervisory board) of such SAMWER BROTHER; provided, however, that the respective SAMWER BROTHER shall notify the supervisory board of the COMPANY in writing within twenty one days of the occurrence of any event they believe constitutes Good Reason (the “Good Reason Notice”); provided, however that failure to do so shall be deemed a waiver of the right to assert that there has been GOOD REASON. The COMPANY shall have fifteen days from the receipt of the GOOD REASON NOTICE to dispute it or to cure the events which the respective SAMWER BROTHER asserts constitutes GOOD REASON.

XX.    §    9

STATUTE OF LIMITATIONS

9.1	All warranty claims of the PURCHASER under Section 6.1 shall become time-barred (verjährt) one year after the CLOSING DATE unless otherwise provided in this Section 9. Claims for breach of SPECIAL REPRESENTATIONS, excluding for TAXES, shall become time-barred four years after the CLOSING DATE. Claims for fraud and intentional misconduct shall become time-barred upon the earlier of (i) one year following the date when the PURCHASER has knowledge of such claim (ii) 10 years after the CLOSING DATE. Purchaser shall notify the SELLERS and the SAMWER BROTHERS of a claim for fraud promptly after the PURCHASER has reasonable and substantiated belief of such claim, provided, however, that any omission of such notice shall not effect the statute of limitations.

9.2	All claims regarding TAXES under Section 6 and 7 shall become time-barred 6 months after the date of the final, non-appealable assessment of the relevant liability of the COMPANY or its SUBSIDIARIES.

9.3	All claims of the PURCHASER for breaches of covenants set out in Section 10 and 11 (with the exception of Section 11.6) shall become time-barred (verjährt) one year after the CLOSING DATE.

9.4	The aforesaid statute of limitations shall be suspended (gehemmt) within the meaning of § 209 German Civil Code (BGB) if the PURCHASER notifies a substantiated warranty claim in good faith to the SELLERS in writing before a warranty claim becomes time-barred. This suspension shall last for a period of 150 days and shall expire after this period if the PURCHASER does not file a law suit before the competent court.

XXI.    §    10

COVENANTS PRIOR TO CLOSING

10.1	In the period between the SIGNING DATE and the CLOSING DATE, except as otherwise contemplated or permitted by this AGREEMENT or approved by the PURCHASER in writing, SELLERS shall use their best efforts to cause that the COMPANY and its SUBSIDIARIES will:

10.1.1	Conduct the business operation of the COMPANY and its SUBSIDIARIES, and maintain the ASSETS related to their business, in the usual and ordinary course consistent with past practice except as expressly otherwise provided in this AGREEMENT;

10.1.2	Use their best efforts to preserve their relationships with employees, customers, clients, suppliers and others having material business dealings with the COMPANY and its SUBSIDIARIES;

10.1.3	Be available upon request to discuss with the PURCHASER on a regular basis the general status of essential ongoing operations of the COMPANY and its SUBSIDIARIES;

10.1.4	Keep in full force and effect insurance comparable in amount and scope of coverage to insurance carried by the COMPANY as of the date of this AGREEMENT;

10.1.5	Pay accounts payable in a manner consistent with prior practice and pay other obligations (including, without limitation, any amounts in respect of TAXES) when they become due and payable in the ordinary course of business of the COMPANY and its SUBSIDIARIES, subject to any such accounts payable or other obligations being disputed in good faith;

10.1.6	Maintain their books of account and records in a manner consistent with applicable laws and IAS;

10.1.7	Not amend any organizational documents or agreements (i.e. articles of association (Satzung), partnership agreements, etc.), except with the written consent of the PURCHASER and not take any shareholders’ resolutions regarding distribution of profits, capital increases, capital reductions, issuance of convertible bonds, participation rights, stock options or other securities or create rights or claims for the issuance of any shares or other securities or make any withdrawals;

10.1.8	Not merge or consolidate with, or agree to merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any business or other business organization or division thereof;

10.1.9	Not settle any tax audit in a manner that could result in a material adverse consequence to PURCHASER or COMPANY or its SUBSIDIARIES after the CLOSING DATE;

10.1.10	Not sell, transfer or otherwise dispose of any material assets;

10.1.11	Not increase the current compensation or benefits granted and not make severance, termination or bonus payments to any of its EMPLOYEES except in connection with the bonus payment totaling USD 1,708,309 approved in the minutes of the management board dated 23 May 2004, which are attached as APPENDIX 10.1.11 and which may neither be amended nor revoked, and except in the ordinary course of business consistent with past practice or as required by law, common practice (betriebliche Übung) or contracts or agreements in effect prior to the date of this AGREEMENT;

10.1.12	Not execute any agreements with the SELLERS or a company affiliated with SELLERS or the COMPANY;

10.1.13	Not execute, change or terminate an IMPORTANT AGREEMENT within the meaning of Section 5.1.31 without the approval of the PURCHASER, provided that, in case the respective IMPORTANT AGREEMENT is defined as such in Section 5.1.31 by a EUR threshold with respect to liabilities and obligations, the approval of the PURCHASER for such execution, change or termination is only required if the liabilities or obligations exceed a threshold of EUR 25,000;

10.1.14	Not acquire any fixed assets for a purchase price exceeding EUR 25,000 in the individual case other than in the ordinary course of business consistent with past practice;

10.1.15	Not make any capital expenditure which is not provided for as a capital expenditure in the annual budget and exceeding an amount of EUR 25,000 or incur liabilities exceeding an amount of EUR 75,000;

10.1.16	Amend the articles of association of the COMPANY in Sections 4 (2) to 4 (9) to convert the preferred shares (Vorzugsaktien) back into common shares (Stammaktien);

10.1.17	Not pay any dividend to any shareholder except those dividend payments set forth in APPENDIX 10.1.17;

10.1.18	Not issue, grant or approve any issuance of stock options or shares to employees and holders of STOCK OPTIONS or modify any existing terms relating to STOCK OPTIONS, including but not limited to the STOCK OPTION PLAN of the COMPANY dated March 2001, except for the envisaged waiver of the STOCK OPTION PLAN as contemplated by the agreement attached in APPENDIX 11.6;

10.1.19	Grant the PURCHASER and the PURCHASER’s auditor and tax advisor all necessary assistance and give access to personnel and all relevant documentation of the COMPANY for the purpose of reviewing the INTERIM ACCOUNTS;

10.1.20	Grant the PURCHASER and the PURCHASER’s auditor and tax advisor all necessary assistance and give access to personnel and all relevant documentation of the COMPANY and its auditor, including the working papers of the Auditors for the purpose of reviewing the 2003 ACCOUNTS.

10.2	The SELLERS shall indemnify and hold harmless (freistellen) the PURCHASER or, at the PURCHASER’s absolute discretion, the COMPANY or its SUBSIDIARIES, irrespective of SELLERS having used their best efforts to cause the COMPANY or its SUBSIDIARIES to comply with Section 10.1 or not, from and against any and all damages and losses on part of the PURCHASER, the COMPANY or its SUBSIDIARIES, arising from or in connection with a non-compliance by the COMPANY or its SUBSIDIARIES with any of the covenants set forth in Section 10.1 hereof, irrespective of whether the COMPANY or its SUBSIDIARIES acted intentionally or not. The liability of the SELLERS shall be limited pro rata (im Verhältnis) of their INDIVIDUAL PURCHASE PRICE PORTION compared to the PURCHASE PRICE.

XXII.    § 11

FURTHER COVENANTS

11.1	Based on the representations of the SELLERS in the INVESTMENT REPRESENTATION LETTERS, shares of VERISIGN as provided in Section 3.2 lit. b) pursuant to an exemption or exemptions from registration under Section 4(2) of the (U.S.) Securities Act of 1933 as amended, Regulation D and/or Regulation S promulgated under the (U.S.) Securities Act of 1933 as amended and the exemptions from qualification under applicable state securities laws. Shares shall be issued in compliance with all applicable provisions of, and rules under, the (U.S.) Securities Act of 1933 as amended in connection with the offering and issuance of shares of VERISIGN COMMON STOCK pursuant to this AGREEMENT. Holders of shares of VERISIGN COMMON STOCK to be issued pursuant to this AGREEMENT shall be wholly responsible for compliance with all United States federal and state securities laws regarding the sale, transfer or other disposition of such shares.

11.2	From and after the date of this AGREEMENT until the earlier of the CLOSING DATE or a date a rescission of this AGREEMENT in accordance with Section 15 becomes effective, none of SELLERS or the SAMWER BROTHERS shall, directly or indirectly, including through any officer, director, employee, representative or agent, nor shall they permit the COMPANY to, (i) solicit, initiate, or knowingly encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of all or substantially all of the assets, sale of shares of capital stock (including without limitation by way of a tender offer or initial public offering) or similar transactions involving the COMPANY and its SUBSIDIARIES (any of the foregoing inquiries or proposals being referred to in this AGREEMENT as a “TAKEOVER PROPOSAL”) other than the transactions contemplated by this AGREEMENT, (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person relating to any TAKEOVER PROPOSAL, or (iii) agree to, approve or recommend any TAKEOVER PROPOSAL.

The SELLERS shall notify the PURCHASER immediately (and no later than 24 hours) after receipt by the SELLERS, the COMPANY or its SUBSIDIARIES (or its advisors or agents) of any bonafide TAKEOVER PROPOSAL or any request for information in connection with a bonafide TAKEOVER PROPOSAL or for access to the properties, books or records of the COMPANY or its SUBSIDIARIES by any person that informs the SELLERS, the COMPANY or its SUBSIDIARIES that it is considering making, or has made, a bonafide TAKEOVER PROPOSAL. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

11.3	For each violation of Section 11.2 a violating party shall be obligated to pay an amount of EUR 1.000.000 to the PURCHASER. A violation does not require any fault, whether negligent or intentional, by the individual party. Each week of a violation of Section 11.3 shall be deemed as a separate violation within the meaning of sentence 1. The right of the PURCHASER for damages or injunctive relief shall remain unaffected. Contractual penalties paid according to Section 11.3 sentence 1 shall be credited towards a claim for damages.

11.4	The SELLERS shall promptly notify the PURCHASER of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this AGREEMENT, (ii) any notice or other communication from any government entity in connection with the transactions contemplated by this AGREEMENT, (iii) any event or circumstance that would reasonably be likely to give rise to a MATERIAL ADVERSE CHANGE or (iv) any action, suit, claim, investigation or proceeding commenced relating to the COMPANY or any of its SUBSIDIARIES that, if pending on the date of this AGREEMENT, would have been required to have been disclosed pursuant to Section 5.1.53.

11.5	The SELLERS shall use commercially reasonable best efforts to cause the COMPANY to cooperate with the PURCHASER regarding the implementation of processes and procedures for compliance with Section 404 of the Sarbanes-Oxley Act of 2002, it being specifically understood and agreed that such implementation shall not be a condition to closing hereunder.

11.6	The SELLERS shall use their best efforts to cause the COMPANY to enter into agreements in the form attached hereto as APPENDIX 11.6 with all holders of STOCK OPTIONS as set out in APPENDIX 5.1.2 according to which these holders waive any and all rights arising from their respective STOCK OPTIONS and current and future rights under the STOCK OPTION PLAN and arising from and in connection with the prior granting of STOCK OPTIONS of the COMPANY. The SELLERS shall bear any and all costs involved with such waiver agreements, including, but not limited to any and all social security contributions and taxes that are required to be withheld in accordance with applicable laws, and shall indemnify and hold harmless the PURCHASER or the COMPANY, at the PURCHASER’s sole discretion, from any such costs that have not been properly paid or withheld.

XXIII.    § 12

NON COMPETITION

12.1	Akazien GmbH, Alexander Samwer and the SAMWER BROTHERS hereby undertake that during a period of two (2) years after the CLOSING DATE and with respect to COMPETITIVE ACTIVITIES in the countries where the COMPANY or its SUBSIDIARIES are operating, they shall not themselves engage in such COMPETITIVE ACTIVITIES. The term competitive activity shall mean, whether directly or indirectly (including, for the avoidance of doubt, as a shareholder, partner or holder of other ownership interest), activities in the area of content production or distribution via mobile phones as well as in the area of mobile phone billing and factoring methods (the “COMPETITIVE ACTIVITIES”). Akazien GmbH, Alexander Samwer and the SAMWER BROTHERS shall also be liable that none of its affiliates within the meaning of Section 15 et seq. of the German Stock Corporation Act or near relatives (Angehörige) within the meaning of Section 15 German Fiscal Code (AO) engage in any COMPETITIVE ACTIVITY. The foregoing non-compete covenant shall, however, not restrict Akazien GmbH, Alexander Samwer and the SAMWER BROTHERS or any of its affiliates within the meaning of Section 15 et seq. of the German Stock Corporation Act (a) from carrying on their businesses as currently conducted and (b) from owning an interest of 1% or less in any publicly traded entity that competes with the COMPANY.

12.2	The SELLERS hereby undertake that during a period of two years from the SIGNING DATE and with respect to EMPLOYEES of the COMPANY or its SUBSIDIARIES they shall not, whether directly or indirectly, solicit (abwerben) any such EMPLOYEE. In addition, the SELLERS hereby undertake that during a period of two years from the SIGNING DATE and with respect to EMPLOYEES of the COMPANY or its SUBSIDIARIES they shall not hire any such EMPLOYEE.

12.3	For each violation of the non competition clause under Section 12.1 a violating party shall be obligated to pay an amount of EUR 500,000 to the PURCHASER. For each violation of Section 12.2 a violating party shall be obligated to pay an amount of EUR 25,000 to the PURCHASER. A violation does not require any fault, whether negligent or intentional, by the individual party. Each week of a violation of Section 12.1 or 12.2 shall be deemed as a separate violation within the meaning of sentences 1 and 2. The right of the PURCHASER for damages or injunctive relief shall remain unaffected. Contractual penalties paid according to Section 12.3 sentence 1 and 2 shall be credited towards a claim for damages.

XXIV.    § 13

CONFIDENTIALITY, RESTRICTION OF ANNOUNCEMENT

13.1	The PURCHASER and the SELLERS agree that all financial or other information of the PURCHASER, the COMPANY or the SELLERS of a confidential or proprietary nature, disclosed to PURCHASER or SELLERS at any time in connection with the negotiation, execution and the performance of this AGREEMENT shall be kept confidential by the PURCHASER and the SELLERS and shall not be disclosed to any person (other than to their agents or employees) or used by the PURCHASER or the SELLERS except (a) with the prior written consent of the PURCHASER or the SELLERS or, (b) if required by applicable law or, (c) if such information has been acquired or obtained by the PURCHASER or the SELLERS other than through disclosure by SELLERS or PURCHASER in connection with the transaction contemplated by this AGREEMENT or (d) if such information is or becomes generally available to the public other than as a result of a violation of this provision.

13.2	The SELLERS shall keep all information they have about the COMPANY and the COMPANY’s business operation confidential and shall not use the information for their own or third parties purposes.

13.3	The PARTIES agree to consult with each other, and, in case of the SELLERS, obtain the consent of the PURCHASER (which consent may be withheld for any reason) before issuing any press release or making any public statement with respect to this AGREEMENT or the transactions contemplated hereby and, except for any press releases and public announcements the making of which may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation. After the initial announcement by the PURCHASER of the transaction described herein, Summit Holding GmbH may make one or more announcements with respect to the transaction contemplated herein with the consent of VERISIGN.

13.4	For each violation of the terms under this Section 13 the violating PARTY shall be obligated to pay an amount of EUR 50,000 to the respective other PARTY. A violation does not require any fault, whether negligent or intentional, of the violating PARTY. Each week of a violation shall be deemed as a separate violation within the meaning of sentence 1. The right of the respective other PARTY for damages or injunctive relief shall remain unaffected. Contractual penalties paid according to Section 13.4 sentence 1 shall be credited towards a claim for damages.

XXV.    § 14

MERGER CONTROL

14.1	According to Section 2.2.3, merger control clearance or expiry of the relevant waiting periods is a condition precedent for this AGREEMENT to the extent that this transaction is subject to merger control. Should a merger control clearance be issued under certain conditions and/or obligations (Bedingungen und/oder Auflagen), the condition precedent in Section 2.2.3 shall be treated as fulfilled if (i) the PURCHASER notifies the SELLERS in writing that it accepts such conditions and/or obligations and wishes to continue with the envisaged transaction and (ii) as soon as the conditions set by the competent competition authorities have been fulfilled.

14.2	This AGREEMENT does not constitute an obligation of any PARTY to appeal any decision by the competent competition authorities (including any prohibition, any clearance under any condition, and any obligation) or to appeal a court judgment upholding such decision.

14.3	The PURCHASER shall make the necessary filings to the competent competition authorities as soon as possible after the SIGNING DATE. The SELLERS shall provide and shall cause the COMPANY to provide to the PURCHASER and the competent competition authorities all required information and documents.

XXVI.    § 15

RESCISSION

15.1	The PURCHASER shall have the right to rescind (zurücktreten) the AGREEMENT by written notice, if the conditions precedent set forth in Section 2.2.2, 2.2.4 to 2.2.13, inclusive, hereof, and SELLERS shall have the right to rescind the AGREEMENT by written notice, if the conditions precedent set forth in Section 2.2.4 and 2.2.9 hereof, have not been fulfilled by June 15, 2004, it being understood that the PARTIES may agree on an extension of this period in writing. In addition, the SELLERS and the PURCHASER may rescind the AGREEMENT if the condition precedent set forth in Section 2.2.3 has not been fulfilled by June 30, 2004, unless the competent competition authorities are still reviewing the transaction contemplated herein, in which case the aforementioned date shall extend to September 30, 2004. The right to terminate this AGREEMENT pursuant to the preceding sentence will not be available to any party whose failure to fulfill any obligation under this AGREEMENT has been a significant cause of, or resulted in, the failure of the respective condition precedent to be satisfied.

In case the PURCHASER or the SELLERS rescind the AGREEMENT, they shall notify each other of the rescission in writing. If a rescission of the AGREEMENT is permitted under this Section 15.1, such rescission shall be without liability of any PARTY of the AGREEMENT, provided that, if such rescission shall result from the negligent or intentional failure of either the PURCHASER or the SELLERS to fulfill a condition precedent, the PURCHASER or the SELLERS, as the case may be, shall be fully liable for any and all damages incurred or suffered by the SELLERS or the PURCHASER as a result of such failure. If the AGREEMENT is rescinded, the provisions in the AGREEMENT shall become null and void with the exception of the terms set out in this Section 15.1, Sections 13, 17, 18 and 20.1 sentence 1.

15.2	The PURCHASER shall have the right to rescind the AGREEMENT prior to the fulfillment of the CLOSING MEASURES by written notice at any time if and when the PURCHASER becomes aware that (i) a MATERIAL ADVERSE CHANGE has occurred or (ii) there has been a material breach of any of the SELLERS’s covenants above or (iii) there has been a material breach of a representation and warranty under Section 5 or (iv) if the consummation of the transactions contemplated by the AGREEMENT would violate any nonappealable final order, decree or judgment of any government entity having competent jurisdiction. If a rescission of the AGREEMENT is permitted under this Section 15.2, the SELLERS shall be liable for any and all damages incurred or suffered by the PURCHASER as a result of negligent or intentional misconduct of the SELLERS or the SAMWER BROTHERS. If the PURCHASER rescinds the AGREEMENT, the AGREEMENT shall become null and void with the exception of the terms set out in this Section 15.2, Sections 13, 17, 18 and 20.1 sentence 1.

XXVII.    § 16

CLOSING

16.1	This AGREEMENT shall be closed two (2) business days after the conditions precedent in Section 2.2.2 to 2.2.4, inclusive, have been fulfilled or at a date to which the Parties have agreed in writing, and on which the CLOSING MEASURES shall take place (the “CLOSING DATE”). The Parties shall inform each other as soon as any and as soon as all of the conditions precedent have been fulfilled. The CLOSING MEASURES shall take place at the offices of Latham & Watkins LLP, Reuterweg 20, 60323 Frankfurt am Main.

16.2	On the CLOSING DATE the PARTIES shall carry out the following measures (the “CLOSING MEASURES”) as far as the PURCHASER has not waived a measure listed in Section 16.2.1 to 16.2.4 entirely or in part.

16.2.1	The SELLERS and the SAMWER BROTHERS shall provide to the PURCHASER the written certificates described in Sections 2.2.5, 2.2.6 and 2.2.7 in the form as attached in APPENDIX 16.2.1;

16.2.2	The SELLERS shall hand over to the PURCHASER written resignations of the persons listed in APPENDIX 16.2.2 as members of the supervisory board;

16.2.3	The SELLERS shall hand over to the PURCHASER the protocol of the shareholder’s meeting (Hauptversammlung) of the COMPANY and the declaration of the management board of the COMPANY by which the sale and assignment of the SHARES to the PURCHASER has been approved;

16.2.4	The SELLERS shall hand over to the PURCHASER the INVESTMENT REPRESENTATION LETTERS as described in Section 2.2.8.

16.3	The PARTIES shall sign a protocol as set out in APPENDIX 16.3 confirming that the CLOSING MEASURES and the conditions precedent in Section 2.2.2 to 2.2.13 have been duly carried out or have been waived.

16.4	As soon as the protocol as set out in APPENDIX 16.3 has been duly signed, PURCHASER shall pay and deliver to the SELLERS the PURCHASE PRICE in accordance with Section 3.2. and the PURCHASER and the SELLERS shall sign a protocol as set out in APPENDIX 16.4 confirming that the condition precedent in Section 2.2.1 has been duly carried out.

XXVIII.    § 17

GOVERNING LAW

This AGREEMENT shall be governed by and construed in accordance with the laws of the Federal Republic of Germany, excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG) and further excluding its conflicts of laws provisions, that lead to the application of the laws of another country.

XXIX.    § 18

JURISDICTION

Exclusive jurisdiction (ausschließlicher Gerichtsstand) shall vest in the courts of Frankfurt am Main, Germany.

XXX.    § 19

NOTICES, SELLERS REPRESENTATIVE

19.1	All notices, requests and other communications to the PURCHASER and SELLERS (duly represented by the SELLERS REPRESENTATIVE) shall be in writing (including facsimile transmission). Any notice, requests and other communications hereunder shall be deemed duly delivered three business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or two business days after it is sent via a reputable nationwide overnight courier service or upon receipt if sent via facsimile (with acknowledgement of complete transmission) with a confirmation copy by registered or certified mail, in each case to the intended recipient as set forth below (PURCHASER and SELLERS REPRESENTATIVE being entitled to change their addresses at any time, such change to become effective upon receipt of the relevant notice by to the other):

If to PURCHASER, to:

Attention: Marcus Ross

Tempelhofer Ufer 37, 10963 Berlin
Fax: +49 (0)30-269-32-100

with a copy to:

VeriSign, Inc.
487 E. Middlefield Road
Mountain View, CA 94043, U.S.A.
Attention: General Counsel
Fax: + 1 650 426 5113

If to SELLERS REPRESENTATIVE, to:

Attention: Scott Collins

Summit Holding GmbH
c/o Summit Partners Limited
8 Clifford Street
London, W1S2LQ
Fax: 011-44-207-851-6172

with a copy to:

Attention: James Westra

Weil, Gotshal & Manges LLP
100 Federal Street, 34th Floor
Boston, Massachusetts 02110
Fax: (617) 772-8333

19.2	Summit Holding GmbH shall be hereby constituted and appointed as agent (the “SELLERS REPRESENTATIVE”) for and on behalf of the SELLERS to give and receive notices and communications, to authorize delivery to the PURCHASER of property from the ESCROW FUND in satisfaction of claims by the PURCHASER, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the SELLERS REPRESENTATIVE for the accomplishment of the foregoing. Notices or communications to or from the SELLERS REPRESENTATIVE shall constitute notice to or from each of the SELLERS.

19.2.1	The SELLERS REPRESENTATIVE shall not be liable for any act done or omitted hereunder as SELLERS REPRESENTATIVE while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The SELLERS shall severally indemnify the SELLERS REPRESENTATIVE and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the SELLERS REPRESENTATIVE and arising out of or in connection with the acceptance or administration of his duties hereunder.

19.2.2	The SELLERS REPRESENTATIVE will not be entitled to receive any compensation from the PURCHASER or VERISIGN in connection with this AGREEMENT. Any fees and expenses incurred by SELLERS REPRESENTATIVE in connection with actions taken pursuant to the terms of the ESCROW AGREEMENT will be paid by the SELLERS to the SELLERS REPRESENTATIVE.

19.2.3	A decision, act, consent or instruction of the SELLERS REPRESENTATIVE shall constitute a decision of all SELLERS and shall be final, binding and conclusive upon each of the SELLERS, and the ESCROW AGENT and PURCHASER may rely upon any decision, act, consent or instruction of the SELLERS REPRESENTATIVE as being the decision, act, consent or instruction of each of the SELLERS. The ESCROW AGENT and the PURCHASER are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the SELLERS REPRESENTATIVE.

XXXI.    § 20

FINAL PROVISIONS

20.1	All expenses, costs, fees and charges in connection with the negotiation, execution or performance of this AGREEMENT, including, without limitations, legal and accounting fees, shall be borne by the PARTY incurring the same. All fees charged by the competent competition authorities in connection with the merger control proceeding shall be equally borne by the PURCHASER and the SELLERS, provided, however that the SELLERS share of the fees shall not exceed EUR 15,000. The PURCHASER or an affiliate within the meaning of Sections 15 et seq. of the German Stock Corporation Act shall bear the costs of Corporate Finance Partner, Bettinastraße 35-37, Frankfurt am Main, and any other legal, accounting and consultancy fees incurred by the COMPANY in connection with the transactions contemplated by this AGREEMENT pursuant to the agreement attached as APPENDIX 20.1 for an amount of up to USD 2,000,000. Expenses, costs, fees and charges of the COMPANY in excess of such amount shall be exclusively born by the SELLERS. SELLERS represent that other than Deutsche Bank AG or one of its affiliates within the meaning of Sections 15 et seq. of the German Stock Corporation Act, including Deutsche Bank Securities, Inc., whose expenses, costs, fees and charges shall be exclusively born by the SELLERS, no agent, broker, investment banker or other person is or will be entitled to a broker’s or finder’s fee or commission or similar fee in connection with the transactions contemplated by this AGREEMENT. SELLERS agree to indemnify and hold PURCHASER harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by SELLERS.

20.2	Any modifications of and amendments to this AGREEMENT including any waiver of this form requirement must be in writing and signed to be binding to the PARTIES, unless any stricter form requirements exist.

20.3	The respective rights and obligations of the PARTIES under this AGREEMENT shall not be assignable by a PARTY hereto without the prior written consent of the other PARTY.

20.4	This AGREEMENT including its appendices replaces any former stipulations between the PARTIES on the subject matter of this AGREEMENT.

20.5	The appendices to this AGREEMENT constitute an integral part of this AGREEMENT.

20.6	The failure of a PARTY at any time to require performance by another PARTY of any provision of this AGREEMENT shall in no way affect the right of such PARTY to require performance of that provision and shall not be construed as a waiver to such provision. Any waiver by a PARTY of any breach of any provision of this AGREEMENT shall not be construed as a waiver of any continuing or succeeding breach of such provision.

20.7	Terms in capital letters used herein shall have the meaning defined herein, be it by a definition set forth in brackets or by making reference to a schedule attached hereto

20.8	Should any provision of this AGREEMENT be or become partly or entirely invalid or unenforceable, this shall not affect the validity of the remaining provisions. The PARTIES are obligated to replace the partly or entirely invalid or unenforceable provision by a valid or enforceable provision which comes as close as possible to the PARTIES’ original economic intent and purpose underlying the invalid or unenforceable provision. The same applies if this AGREEMENT proves to be incomplete; in such event the PARTIES are obligated to agree to the inclusion of a provision which comes as close as possible to the PARTIES’ original economic intent and purpose underlying the missing provision.

Frankfurt am Main, May 23, 2004

For Summit Holding GmbH:	For easy Tel Telefongesellschaft mbH:

/s/ Dr. Uwe Hartmann Dr. Uwe Hartmann (pursuant to a power of attorney)	/s/ Marc Samwer Marc Samwer (pursuant to a power of attorney)

For debitel Mobile Services Holding GmbH:	For Dangaard Telecom GmbH:

/s/ Dirk Hoffman Dirk Hoffmann (pursuant to a power of attorney)	/s/ Marc Samwer Marc Samwer (pursuant to a power of attorney)

For Akazien GmbH:	For Media-Saturn-Holding GmbH:

/s/ Marc Samwer Marc Samwer	/s/ Andreas Schiele Andreas Schiele (pursuant to a power of attorney)

For Marc Samwer	For Oliver Samwer

/s/ Marc Samwer Marc Samwer	/s/ Marc Samwer Marc Samwer (pursuant to a power of attorney)

For Alexander Samwer

/s/ Marc Samwer Marc Samwer (pursuant to a power of attorney)

For ZZZ 423 Beteiligungsgesellschaft mbH:	For VeriSign, Inc.:

/s/ Marcus Ross Marcus Ross (Geschäftsführer)	/s/ Stratton D. Sclavos Stratton D. Sclavos (Chief Executive Officer)

XXXII.    LIST OF APPENDICES

Appendix No.	Content

Appendix 1.2	STOCK OPTION HOLDER

Appendix 2.2.4.1	Service agreements of the members of the management board

Appendix 2.2.5	List of agreements which may not be terminated or materially modified

Appendix 2.2.8	INVESTMENT REPRESENTATION LETTERS

Appendix 2.2.9	ESCROW AGREEMENT

Appendix 2.2.11	Agreement on registration rights

Appendix 2.2.12	Limited Guarantee between PURCHASER and Summit funds and corporate certificates

Appendix 3.2.b)	Promise of PURCHASER to deliver certificates to SELLERS

Appendix 5.1.1	Consent letter of Dr. Larissa van Look

Appendix 5.1.2 (a)	Agreements regarding trust agreements for part of the SHARES

Appendix 5.1.2 (b)	List of STOCK OPTIONS

Appendix 5.1.5	Complete and current articles of association of the COMPANY

Appendix 5.1.6	Complete and current excerpt from the commercial register and complete list of all powers of attorney granted by the COMPANY

Appendix 5.1.7	List of dividend distributions

Appendix 5.1.10	List of enterprise or merger agreements to which the COMPANY is a party

Appendix 5.1.12	List of minutes of the supervisory board and the management board

Appendix 5.1.13.1	2002 ACCOUNTS, 2003 ACCOUNTS and INTERIM ACCOUNTS

Appendix 5.1.13.2	Management representations regarding ACCOUNTS

Appendix 5.1.13.3	Liabilities not disclosed in the 2003 ACCOUNTS and INTERIM ACCOUNTS

Appendix 5.1.13.4	Deficiencies of book keeping

Appendix 5.1.16	Loans, receivables and obligations of the COMPANY towards SUBSIDIARIES, SELLERS, SAMWER BROTHERS or Alexander Samwer

Appendix 5.1.20	List of assets to which the COMPANY or its SUBSIDIARIES do not have legal title

Appendix 5.1.20	List of leased assets

Appendix 5.1.25	Loans and creditor agreements with third parties

Appendix 5.1.26.1	Terms of customer agreements

Appendix 5.1.26.2	Actual list of SUBSCRIPTION CUSTOMERS as of April 30, 2004

Appendix 5.1.27	List of registered short numbers

Appendix 5.1.28.1	List of all INTELLECTUAL PROPERTY RIGHTS

Appendix 5.1.28.2	List of compensation claims for employee inventions

Appendix 5.1.28.3	List of INTELLECTUAL PROPERTY RIGHTS licensed by the COMPANY to third parties

Appendix 5.1.29	INTELLECTUAL PROPERTY RIGHTS challenged by third parties

Appendix 5.1.30	Implementation of an effective Digital Rights Management

Appendix 5.1.31	List of IMPORTANT AGREEMENTS

Appendix 5.1.32.1	List of rescinded, terminated or challenged IMPORTANT AGREEMENTS

Appendix 5.1.33	List of all non cancelable purchase commitments or non cancelable contractual obligations of more than 250,000

Appendix 5.1.34	List of all EMPLOYEES of the COMPANY and its SUBSIDIARIES

Appendix 5.1.35	Increases in the remuneration or benefits since March 31, 2004

Appendix 5.1.36	Ending dates of employment relationships

Appendix 5.1.37	Employees with fixed-term contracts and prior employment relationships

Appendix 5.1.39	Employment agreements exceeding yearly remuneration of EUR 25,000

Appendix 5.1.40	Employees with specific protection against dismissal

Appendix 5.1.41	List of persons entitled to pensions or pension benefits

Appendix 5.1.42	List of extra pay, other social security benefits, profit sharing, turnover sharing, other bonuses or benefits and comparable agreements

Appendix 5.1.43	List of employees with notice periods diverging from statutory provisions

Appendix 5.1.44	List of open obligations of the COMPANY or its SUBSIDIARIES

Appendix 5.1.46	List of employees which need a residence and/or work permit

Appendix 5.1.48	List of free lancers, subcontractors or other companies

Appendix 5.1.53	List of all LITIGATION

Appendix 5.1.56	List of tax ruling or agreement with any tax authority

Appendix 5.1.57	List of dividend distributions since January 1, 2004

Appendix 5.1.58	List of book entries that have been written down

Appendix 5.1.59.1	List of all participations of the COMPANY

Appendix 5.1.59.2	List of all participations of the SUBSIDIARIES

Appendix 5.1.59.3	List of agreements that grant a right to acquire or subscribe capital stock or other securities of the SUBSIDIARIES or Zingy, Inc.

Appendix 5.1.59.4	Articles of association

Appendix 5.1.59.5	Shareholder resolutions amending articles of association

Appendix 5.1.59.6	List of other shareholders in the SUBSIDIARIES

Appendix 5.1.59.7	List of SUBSIDIARIES that are a party to enterprise or merger agreements

Appendix 5.1.60.	List of AXA and DBV-Winterthur agreements

Appendix 5.1.61	List of all bank accounts

Appendix 5.1.62	List of the insurance policies

Appendix 5.1.65	List of PUBLIC SUBSIDIES

Appendix 5.1.67	Disclosure concerning violations of environmental laws

Appendix 5.4	List of persons who’s knowledge is deemed to be knowledge of the SELLERS

Appendix 10.1.11	Minutes of the management board dated 23 May 2004

Appendix 10.1.17	List of dividend payments to shareholders

Appendix 11.6	Waiver agreements with employees regarding STOCK OPTIONS

Appendix 16.2.1	Written certificate regarding Section 2.2.5, 2.2.6 and 2.2.7

Appendix 16.2.2	List of members of the supervisory board which have to submit written resignations

Appendix 16.3	Joint protocol regarding CLOSING MEASURES and conditions precedent in Section 2.2.2 to 2.2.13

Appendix 16.4	Joint protocol regarding condition precedent in Section 2.2.1

Appendix 20.1	Agreement between the COMPANY and Corporate Finance Partner